UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO

SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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RH

2020

PROXY STATEMENT & ANNUAL MEETING OF SHAREHOLDERS

CONTENTS

A LETTER FROM OUR CHAIRMAN & CEO 01

ANNUAL MEETING OF SHAREHOLDERS 04

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP 12

COMPANY LEADERSHIP DIRECTORS & OFFICERS 16

CORPORATE GOVERNANCE 24

ENVIRONMENTAL, SOCIAL & GOVERNANCE 38

EXECUTIVE COMPENSATION 46

PROPOSAL 1 ELECTION OF DIRECTORS 85

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION 88

PROPOSAL 3 ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION 90

PROPOSAL 4 RATIFICATION OF PUBLIC ACCOUNTING FIRM 91

ANNEX A RECONCILIATION TABLES 96

FORWARD LOOKING STATEMENTS 104

A LETTER FROM OUR CHAIRMAN AND CEO

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

Fiscal 2019 was an outstanding year for Team RH. We achieved record results across every key metric of our business while continuing to elevate the brand and create strategic separation in our industry. Revenues increased 5.4% over last year to $2.647 billion, adjusted operating margins reached an industry best 14.3%, and adjusted diluted earnings per share increased 49% to $11.66. We also generated $330 million of free cash flow in 2019, and achieved industry leading ROIC of 35.3%.

While proud of the outstanding results our team achieved last year, clearly much has changed as a result of the rapid spread of COVID-19 around the world. Our hearts go out to all of those whose lives are being impacted by the virus, and we are eternally grateful for all the brave souls who are on the front lines putting their health at risk to protect ours.

Like others, we have taken the expected steps of deferring new business introductions and capital spending, while reducing costs to navigate through the short-term challenges of this crisis. Unlike others, and due to our exceptional financial model, we believe we are well positioned to take advantage of the many opportunities that present themselves during times of dislocation. At RH, we live by Einstein’s three rules of work. “Out of clutter find simplicity. From discord find harmony. In the middle of difficulty lies opportunity.”

It was during the depths of the Great Recession, when the word “value”, drove an entire industry to lower quality and reduce prices, that we chose to move in the opposite direction, raising the quality of our offering, positioning RH as a disruptive force in the lucrative luxury home furnishings market. Out of the clutter of the current crisis, and in the middle of what seems like the most difficult of times, we are once again focused on elevating and reimagining the RH brand in a manner that will, in the words of Steve Jobs, “Change everything, again.”

THERE ARE THOSE WITH TASTE AND NO SCALE, AND THOSE WITH SCALE AND NO TASTE

RH at its core is about taste, and we believe the idea of scaling taste is large and far reaching.

The RH brand attracts the best designers, artisans, and manufacturers in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world. Our strategy to open new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand.

Our vision is to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste, and placemaker.

As an example, our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience. Our Hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry. Additionally, we are creating bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose existing and new customers to our evolving authority in interior design, architecture, landscape architecture and hospitality.

This leads to our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences.

The entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces.

We believe the ecosystem can be expanded globally, multiplying the market opportunity to approximately $7 to $10 trillion, quite possibly one of the largest and most lucrative addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

LUXURY GOODS ARE THE ONLY AREA IT IS POSSIBLE TO MAKE LUXURY MARGINS ~ Bernard Arnault

We have spent decades building a business model that generates industry leading profitability and return on invested capital, and believe, like Bernard Arnault, “Luxury goods are the only area it is possible to make luxury margins.”

The emergence of RH as a luxury brand generating luxury margins is becoming evident as our adjusted operating margin has expanded over 700 basis points in the past two years from 7.0% in 2017 to 14.3% in 2019. We continue to expect operating margins to expand in 2020 despite the current setbacks from COVID-19, and now see a clear path to 20% operating margin over the next few years.

We also believe this recent period has been reminiscent of previous times when growth without profitability has been unjustly rewarded, and valuations were based on the misplaced belief that an online retail business is more profitable than a physical store. This view has driven new concepts to launch as “digitally native brands” chasing internet valuations and cheap capital from private and public markets that have somehow confused an online retail startup with a technology company. It’s becoming clear that retail brands birthed online desperately need a store lifeline to survive, as many are finding the variable cost of marketing an invisible store leads to an unprofitable path to the future.

Traditional retailers hoping for the same favorable valuations, and in some cases driven by the fear of not being viewed as fashionable by millennials, have allocated the vast majority of their capital to unnaturally grow their digital business. This has resulted in shifting, not lifting, sales online at greater costs, driving down margins while physical stores have been left to rot.

We, on the other hand, have built an integrated multi-channel platform that expresses our brand seamlessly across physical, digital and print. Our physical Galleries are architecturally inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality, with seamlessly integrated restaurants and brand amplifying services like RH Interior Design, all of which render our brand more valuable while creating a customer experience that cannot be replicated online.

Our digital experience, inclusive of RH Interiors, Modern, Outdoor, Baby & Child plus Teen generates over a billion dollars online, while our Source Books inspire millions of customers driving traffic to our Galleries and websites.

We believe the combination of our luxury positioning, the inspiring presentation of our collections across all channels, and the fact that we control our brand from concept to customer, will enable RH to continue to disrupt the highly fragmented luxury home furnishings market, expand our operating margins, and take share for years to come.

CLIMBING THE LUXURY MOUNTAIN WHILE BUILDING A BRAND WITH NO PEER

Hermès, Chanel, Louis Vuitton, Gucci, Cartier, Tiffany, and the rest of the finest luxury brands in the world were all born on the top of the luxury mountain. Never has a brand started near the base and made the climb to the peak. We believe RH can be the first to make the climb, knowing very well those at the top don’t necessarily want us to. To make the climb, we understand that our work has to be so extraordinary that it creates a forced reconsideration of our brand, requiring them to tip their hat, if you will.

It is not a climb for the faint of heart, requiring imagination, innovation, and a great deal of persistence and perspiration. We have to be willing to endure short-term pain to drive long-term gain, as we did moving from a promotional to a membership model, redesigning our operating platform, eliminating our holiday assortments, or managing the business with a bias for earnings versus revenues as we built a durable platform to support long-term high-quality growth.

We also understand the strategies we are pursuing – opening the largest specialty retail experiences in our industry, while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and we would argue, will also prove to be equally valuable.

THIS IS A TIME TO BE DEFINED BY OUR VISION, NOT BY A VIRUS

As we move forward past the dark days of the pandemic, let this be a pivot point where we once again rise up. It is not a time to shelter and shrink, it is a time to expand and shine. It is not a time to revert back to old ways and former days, it is a time to reimagine new ways and brighter days. It is not a time to do less, it is a time to do more with less. It is not a time to be victims of our current reality, it is a time to be visionaries, destroying today’s reality to create tomorrow’s future.

Let this be a time we look back upon and remember our resurrection. A time we reimagined and reinvented ourselves once again. A time Team RH unleashed the greatest display of innovation our industry has ever seen.

A time we once again become, unimaginable.

This is a time to be defined by our vision, not by a virus.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

July 22, 2020     10:30 a.m. Pacific Time

RH, 15 Koch Road, Corte Madera, CA 94925

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held on July 22, 2020 (the “Annual Meeting”): The Company’s 2020 Notice and Proxy Statement, its fiscal 2019 Annual Report on Form 10-K and its proxy card are available for review online at www.proxyvote.com

RH SHAREHOLDER,

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our board of directors;
2.	To vote, on an advisory basis, on our named executive officer compensation;
3.	To vote, on an advisory basis, on the frequency of holding an advisory vote on executive compensation;
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on May 26, 2020 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this shareholder list, please contact the Corporate Secretary at (415) 945-4998.

We intend to hold our Annual Meeting in person. However, in the event we determine it is not possible or advisable to hold our Annual Meeting in person due to health or other considerations related to COVID-19 or other reasons, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so via a press release and details about how to participate will be posted on our website and filed with the Securities and Exchange Commission as additional proxy materials. Please monitor our website at ir.rh.com for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting.

Each share of stock that you own represents one vote, and your vote as a shareholder of RH is very important. For questions regarding your stock ownership, you may contact the Corporate Secretary at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” the approval of compensation of our named executive officers in Proposal 2, for every “ONE YEAR” in Proposal 3 and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP in Proposal 4.

By order of the board of directors,

Gary Friedman

Chairman & Chief Executive Officer

Your Vote Is Important. Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the proxy statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Certain forward-looking statements and non-GAAP financial measures are included in this proxy statement including in the letter from our Chairman and CEO. Please see the section titled “Forward Looking Statements” for further information and Annex A for a reconciliation of GAAP to non-GAAP measures referenced in this proxy statement.

ANNUAL MEETING OF SHAREHOLDERS	2020 PROXY STATEMENT | 5

2020 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT SUMMARY

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the board of directors of RH (the “Company”) for use at the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on July 22, 2020, at 10:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about June 1, 2020, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2020 Notice and Proxy Statement and our fiscal 2019 Annual Report on Form 10-K filed on March 30, 2020 (the “2019 Annual Report”) via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2019 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about June 1, 2020.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote upon the four proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all shareholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our shareholders over the Internet. Accordingly, on or about June 1, 2020, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders, other than those who previously requested electronic or paper delivery. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all shareholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of the physical printing and mailing of materials.

What proposals are scheduled to be voted on at the Annual Meeting?

Shareholders will be asked to vote on four proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;
2.	An advisory vote on our named executive officer compensation;
3.	An advisory vote on the frequency of holding an advisory vote on executive compensation; and
4.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 30, 2021 (“fiscal 2020”).

6 | 2020 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

FOR each of the nominees to the board of directors (Proposal 1);

FOR the advisory vote on named executive officer compensation (Proposal 2);

“ONE YEAR” on the frequency of holding an advisory vote on executive compensation (Proposal 3); and

FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2020 (Proposal 4).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by shareholders of the Company. There are no shareholder proposals to be voted on at the Annual Meeting. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Shareholders as of the record date for the Annual Meeting, the close of business on May 26, 2020, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 19,291,566 shares of the Company’s common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on May 26, 2020, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder of record with respect to those shares.

As a shareholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 26, 2020, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. Because you are not the shareholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a shareholder of record, you may:

VOTE IN PERSON—we will provide a ballot to shareholders who attend the Annual Meeting and wish to vote in person;

VOTE BY MAIL—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

VOTE VIA THE INTERNET or VIA TELEPHONE—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice or proxy card available when you access the Internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on July 21, 2020. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

ANNUAL MEETING OF SHAREHOLDERS	2020 PROXY STATEMENT | 7

If you are not a shareholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, for “ONE YEAR” on the vote, on an advisory basis, on the frequency of holding an advisory vote on executive compensation, and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2020.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the advisory vote to approve our named executive officer compensation (Proposal 2), on the advisory vote on the frequency of holding an advisory vote on executive compensation (Proposal 3), or on the ratification of appointment of auditors (Proposal 4).

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1), to vote on an advisory basis to approve our named executive officer compensation (Proposal 2), nor will the broker be authorized to vote on the frequency of holding an advisory vote on executive compensation (Proposal 3). Ratification of the appointment of auditors (Proposal 4) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

8 | 2020 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

Proposal 1. Shareholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three nominees for director under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

Proposal 2. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers described under Proposal 2 (Advisory Vote to Approve Executive Compensation). Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

Proposal 3. Shareholders’ choices for Proposal 3 (Frequency of Advisory Vote on Executive Compensation) are limited to “one year,” “two years,” “three years” and “abstain.” A plurality of the votes cast will determine the shareholders’ preferred frequency for holding an advisory vote on executive compensation. This means that the alternative for holding an advisory vote every year, every two years, or every three years receiving the greatest number of “FOR” votes will be the preferred frequency of the shareholders. Because the advisory vote under Proposal 3 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the advisory vote is based on the votes actually cast.

Proposal 4. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2020 under Proposal 4 (Ratification of Appointment of Auditors). Proposal 4 is considered to be a routine matter under the rules of the NYSE and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4 because the ratification of appointment of auditors is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

View the Company’s proxy materials for the Annual Meeting; and

Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.rh.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

ANNUAL MEETING OF SHAREHOLDERS	2020 PROXY STATEMENT | 9

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, associates (we refer to our employees as associates) or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $25,500 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $25,500 depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

Delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

Signing and delivering a proxy bearing a later date;

Voting again over the Internet or by telephone; or

Attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

10 | 2020 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

INTENTIONALLY LEFT BLANK

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SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP

SECURITY OWNERSHIP OF TOP
SHAREHOLDERS & LEADERSHIP

The following table sets forth information as of May 26, 2020, regarding the beneficial ownership of our common stock by: each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock; each of our named executive officers; each of our current directors; and all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 19,291,566 shares of common stock outstanding as of May 26, 2020. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RH, 15 Koch Road, Corte Madera, CA 94925.

NAME(1)	NUMBER	PERCENT
Gary Friedman(2)	6,730,158	27.8%
FMR LLC(3) 245 Summer Street, Boston, MA 02210	2,849,551	14.8%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	1,915,777	9.9%
The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	1,830,350	9.5%
Berkshire Hathaway Inc.(6) 3555 Farnam Street, Omaha, NE 68131	1,708,348	8.9%
Renaissance Technologies LLC(7) 800 Third Avenue, New York, NY 10022	1,299,277	6.7%
Miller Value Partners, LLC(8) One South Street, Suite 2550, Baltimore, MD 21202	985,635	5.1%
The Goldman Sachs Group, Inc.(9) 200 West Street, New York, NY 10282	976,926	5.1%
Carlos Alberini(10)	45,346	*
Keith Belling(11)	10,003	*
Ryno Blignaut	—	*
Eri Chaya(12)	386,437	2.0%
Mark Demilio(13)	58,108	*
Hilary Krane(14)	6,618	*
Katie Mitic(15)	9,269	*
Jack Preston(16)	79,794	*
DeMonty Price(17)	205,077	1.1%
Ali Rowghani(18)	7,955	*
Leonard Schlesinger(19)	12,504	*
David Stanchak(20)	188,000	1.0%
All current executive officers and directors as a group (12 persons)(21)	7,739,269	33.0%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers.

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2020 PROXY STATEMENT | 13

(2)	Includes 4,876,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020. As of May 26, 2020, 250,000 of these options are subject to selling restrictions.
(3)	Based on the Schedule 13G/A filed by FMR LLC on February 7, 2020.
(4)	Based on the Schedule 13G/A filed by BlackRock, Inc. on February 10, 2020.
(5)	Based on the Schedule 13G/A filed by Vanguard Group, Inc. on February 12, 2020.
(6)	Based on the Schedule 13G filed by Warren E. Buffett on behalf of himself and Berkshire Hathaway Inc. (which Mr. Buffett may be deemed to control) and National Indemnity Company and Precision Castparts Corp., as a group, on February 14, 2020. Mr. Buffett, Berkshire Hathaway Inc. and GEICO Corporation are each a parent holding company. National Indemnity Company is an insurance company and Precision Castparts Corp. Master Trust is an employee benefit plan.
(7)	Based on the Schedule 13G filed by Renaissance Technologies LLC on February 12, 2020.
(8)	Based on the Schedule 13G/A filed by Miller Value Partners, LLC on February 14, 2019.
(9)	Based on the Schedule 13G/A filed by The Goldman Sachs Group, Inc. on February 12, 2019.
(10)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(11)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(12)	Includes 318,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020 and 1,000 restricted stock units that vest on June 16, 2020.
(13)	Includes 41,106 shares of common stock held by various family trusts established by Mr. Demilio, 16,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020 and 1,002 restricted stock awards that vest on July 24, 2020.
(14)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(15)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(16)	Includes 68,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020 and 3,500 restricted stock units that vest on June 16, 2020.
(17)	Includes 145,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020 and 7,000 restricted stock units that vest on June 16, 2020.
(18)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(19)	Includes 1,002 restricted stock awards that vest on July 24, 2020.
(20)	Includes 164,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 26, 2020 and 3,000 restricted stock units that vest on June 16, 2020.
(21)	Includes 5,589,176 shares of common stock our executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of May 26, 2020, 7,014 restricted stock awards that vest on July 24, 2020 and 14,500 restricted stock units that vest on June 16, 2020.

14 | 2020 PROXY STATEMENT	SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP

INTENTIONALLY LEFT BLANK

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2020 PROXY STATEMENT | 15

DIRECTORS

GARY FRIEDMAN

Chairman and Chief Executive Officer Age: 62 Director since 2013 Board Committees: None Class III Director: Continuing in office until the 2021 annual meeting

Gary Friedman has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer and Director from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our board of directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000 during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business, into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California.

Qualifications:    Mr. Friedman was selected to our board of directors because of his leadership in re-conceptualizing and developing the RH brand and business into the leading luxury home brand in the North American market, his deep and unmatched expertise in developing and rapidly growing many of the leading consumer brands in the home furnishings space, and his extensive knowledge of building and leading complex multi-branded and multi-channel organizations.

MARK DEMILIO

Lead Independent Director Age: 64 Director since 2009 Board Committees: Audit, Compensation, Nominating and Corporate Governance Class I Director: Continuing in office until the 2022 annual meeting

Mark Demilio has served as a member of our board of directors since September 2009 and currently serves as the board’s Lead Independent Director. Mr. Demilio currently serves as a member of the board of directors and Chairman of the audit committee of SCP Health, a privately-held provider of emergency medicine and hospitalist services through physician staffing and management since September 2015. Mr. Demilio also currently serves as a member of the board of directors and Chairman of the audit committee of Nurse Assist, a privately-held FDA registered manufacturer of medical device products since June 2018. Mr. Demilio was a member of the board of directors of Cosi, Inc., a national restaurant chain, from April 2004 to May 2017, served on its audit committee, its compensation committee and its nominating and corporate governance committee, and served for a time as Chairman of the board of directors of Cosi and as the interim Chief Executive Officer of Cosi. From February 2014 through March 2016, Mr. Demilio served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2020 PROXY STATEMENT | 17

MARK DEMILIO

From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP.

Qualifications:    Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

LEONARD SCHLESINGER

Age: 67 Director since 2014 Board Committees: Compensation Class I Director: Continuing in office until the 2022 annual meeting

Leonard Schlesinger was appointed to our board of directors in April 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an M.B.A. from Columbia University and a Bachelor of Arts in American Civilization from Brown University.

Qualifications: Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

18 | 2020 PROXY STATEMENT	COMPANY LEADERSHIP, DIRECTORS & OFFICERS

CARLOS ALBERINI

Age: 64 Director since 2010 Board Committees: None Class III Director: Continuing in office until the 2021 annual meeting

Carlos Alberini has served on our board of directors since June 2010. Mr. Alberini currently serves as a member of the board of directors and Chief Executive Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, since February 2019. Mr. Alberini previously served as the Chairman and Chief Executive Officer of Lucky Brand from February 2014 to February 2019. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini was President and Chief Operating Officer of Guess from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. Prior to Guess, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear from October 1996 to December 2000. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm.

Qualifications:    Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

KEITH BELLING

Age: 62 Director since 2016 Board Committees: None Class III Director: Continuing in office until the 2021 annual meeting

Keith Belling has served on our board of directors since April 2016, and previously served as an advisor to the board of directors from May 2015 to April 2016. Mr. Belling is the founder and Chief Executive Officer of RightRice, a next generation rice brand that launched in February 2019, in Whole Foods Markets nationwide and on Amazon. Mr. Belling is also the co-founder and former Chairman and Chief Executive Officer of popchips, inc. (“popchips”) a leading better-for-you snack food business that launched in 2007. He previously served as popchips’ Chief Executive Officer from 2007 through 2012, leading the company to sales and distribution at over 30,000 retail stores across North America and the United Kingdom and served as the Chairman of the Board from 2007 through 2019. Mr. Belling has served as an advisor to several innovative consumer, real estate and technology companies, including Modern Meadow Inc., Olly Nutrition, and LBA Realty LLC. Mr. Belling also has founded other businesses, including e-commerce company AllBusiness.com, a leading small business portal, founded in 2008, where Mr. Belling formerly served as Chief Executive Officer and which was acquired by NBCi. Mr. Belling was a real estate attorney with Morrison & Foerster LLP, where he represented a diverse clientele including developers and real estate investors.

Qualifications:    Mr. Belling has been selected to our board because of his experience as a founder, leader, and entrepreneur of several innovative consumer companies, as well as his background and experience in the real estate sector.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2020 PROXY STATEMENT | 19

ERI CHAYA

Age: 46 Director since 2012 Board Committees: None Class I Director: Continuing in office until the 2022 annual meeting

Eri Chaya serves as our President, Chief Creative and Merchandising Officer and Director. Ms. Chaya leads product curation and integration, brand development and design, and Interior Design for RH Interiors, Modern, Outdoor, Baby & Child and Teen, across the Company’s physical, digital and print channels of distribution. Ms. Chaya served as RH’s Co-President, Chief Creative and Merchandising Officer and Director from May 2016 to November 2017, Chief Creative Officer from April 2008 to May 2016 and Vice President of Creative from July 2006 to April 2008. Ms. Chaya has been a member of the board of directors since 2012. Prior to RH, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency, and a creative director at Banana Republic.

Qualifications:    Ms. Chaya was selected to our board of directors because of her extensive knowledge and experience in design, product development, brand development, marketing and advertising.

HILARY KRANE

Age: 56 Director since 2016 Board Committees: Audit Class II Director: Continuing in office until the 2020 annual meeting

Hilary Krane has served on our board of directors since her appointment in June 2016. Ms. Krane is currently Executive Vice President, Chief Administrative Officer and General Counsel for NIKE, Inc. and has served in executive roles since 2010. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane has been a director at the Federal Reserve Bank of San Francisco, Portland Branch since January 2018. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago.

Qualifications:    Ms. Krane was selected to our board of directors because of her experience contributing to the growth and development of innovative and iconic global brands.

KATIE MITIC

Age: 50 Director since 2013 Board Committees: Audit Class II Director: Continuing in office until the 2020 annual meeting

Katie Mitic has served on our board of directors since October 2013. Ms. Mitic is currently Co-Chief Executive Officer and Co-founder of SomethingElse, Inc., a direct-to-consumer beverage company. From 2012 to 2017, Ms. Mitic was the Chief Executive Officer and Co-founder of Sitch, Inc., a startup building innovative mobile consumer products.

From 2010 to 2012, Ms. Mitic served as Director of Platform & Mobile Marketing at Facebook, Inc., where she was responsible for developing and growing global developer and partner products. Prior to joining Facebook, Ms. Mitic served as Senior Vice President, Product Marketing at Palm, Inc., expanding the company product lines and international footprint through its acquisition by Hewlett-Packard in 2010.

Prior to Palm, Ms. Mitic spent fifteen years in leadership positions at various consumer technology companies. These experiences include NetDynamics (acquired by Sun Microsystems), where she launched the industry’s first application server, Four11, where she built the industry-leading email service RocketMail (now Yahoo! Mail) and at Yahoo!, where she served as Vice President and General Manager.

20 | 2020 PROXY STATEMENT	COMPANY LEADERSHIP, DIRECTORS & OFFICERS

KATIE MITIC

She currently serves on the board of directors, compensation committee and nominating and governance committee of eBay, Inc. She also serves on the board of directors of Headspace Inc., a health and wellness technology company, and the non-profit organization LeanIn.Org.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

Qualifications:    Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

ALI ROWGHANI

Age: 47 Director since 2015 Board Committees: Nominating and Corporate Governance Class II Director Continuing in office until the 2020 annual meeting

Ali Rowghani was appointed to our board of directors on January 22, 2015. Mr. Rowghani is currently the Chief Executive Officer of the YCombinator Continuity Fund, which invests in growth-stage startups. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014.

Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull.

Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Qualifications:    Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board with valuable operational and financial expertise.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2020 PROXY STATEMENT | 21

EXECUTIVE OFFICERS

Below is a list of the names and ages, as of May 26, 2020, of our executive officers and a description of their business experience.

GARY FRIEDMAN

Chairman and Chief Executive Officer Age: 62

Gary Friedman has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer and Director from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our Board of Directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000 during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business, into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California.

ERI CHAYA

President, Chief Creative and Merchandising Officer Age: 46

Eri Chaya serves as our President, Chief Creative and Merchandising Officer and Director. Ms. Chaya leads product curation and integration, brand development and design, and Interior Design for RH Interiors, Modern, Outdoor, Baby & Child and Teen, across the Company’s physical, digital and print channels of distribution. Ms. Chaya served as RH’s Co-President, Chief Creative and Merchandising Officer and Director from May 2016 to November 2017, Chief Creative Officer from April 2008 to May 2016 and Vice President of Creative from July 2006 to April 2008. Ms. Chaya has been a member of the RH Board of Directors since 2012. Prior to RH, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency, and a creative director at Banana Republic.

22 | 2020 PROXY STATEMENT	COMPANY LEADERSHIP, DIRECTORS & OFFICERS

DEMONTY PRICE

President, Chief Operating, Service and Values Officer Age: 58

DeMonty Price serves as our President, Chief Operating, Service and Values Officer. Mr. Price leads service and operations across the Company’s Galleries, outlets, distribution centers, care centers and home delivery network, as well as ensure a deep commitment to the Company’s values and beliefs throughout the organization. Mr. Price served as Co-President, Chief Operating, Service and Values Officer from May 2016 to November 2017. Mr. Price joined RH in 2002 and served as the Company’s Chief Service and Values Officer from September 2015 to May 2016, and Senior Vice President of Retail Galleries and Operations, and the Company’s Chief Values Officer from June 2006 to September 2015. Prior to RH, Mr. Price was with Williams-Sonoma, Inc. for four years in various field leadership roles, as well as with Gap Inc. and Nike Inc.

DAVE STANCHAK

President, Chief Real Estate and Development Officer Age: 62

David Stanchak serves as our President, Chief Real Estate and Development Officer. Mr. Stanchak leads real estate development, architecture and design for all of the Company’s brands, concepts and facilities domestically and internationally. Prior to Mr. Stanchak’s appointment to the Office of the President in November 2017, Mr. Stanchak served as RH’s Chief Real Estate and Transformation Officer since May 2017 and Chief Real Estate and Development Officer from May 2015 to May 2017. From 2008 to 2013, Mr. Stanchak served as Senior Vice President of Dick’s Sporting Goods and as President of Golf Galaxy. Mr. Stanchak has also been the President and owner of Pinpoint Real Estate Company since 1995. Over his 30-year career in the commercial real estate industry, Mr. Stanchak has worked as a senior executive, board member, consultant, investor, real estate broker and attorney in all aspects of high-growth, multi-unit retail brand development. He has had direct responsibility for opening more than 2,500 retail store locations, managing real estate portfolios and deploying in excess of $2 billion for retailers including RH, Dick’s Sporting Goods, Field & Stream, Golf Galaxy, True Runner, DSW, Filene’s Basement, Mike Ditka’s Steakhouse, James Hardie Building Products, Blockbuster Entertainment, Einstein/Noah Bagel Corp. and Boston Market.

JACK PRESTON

Chief Financial Officer Age: 46

Jack Preston serves as our Chief Financial Officer and leads all financial functions including strategic and financial planning, accounting, treasury, tax, internal audit and investor relations across the Company’s multiple businesses and brands. Mr. Preston served as RH’s Senior Vice President, Finance and Chief Strategy Officer from August 2014 to March 2019, and Senior Vice President, Finance and Strategy from April 2013 to August 2014. Prior to RH, Mr. Preston worked for Bank of America Merrill Lynch for over 12 years, where he most recently served as a Director in the consumer and retail investment banking group. Mr. Preston holds a bachelor of commerce degree from the Sauder School of Business at the University of British Columbia.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2020 PROXY STATEMENT | 23

CORPORATE GOVERNANCE & DIRECTOR INDEPENDENCE

We have a number of policies and practices related to corporate governance and oversight of our business. A number of the more important policies and procedures are described in this section of the proxy statement.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the shareholders elect our board of directors, which is responsible for the general governance of our Company, including selection and oversight of key leadership, and leadership is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The contents of our website are not incorporated by reference into this proxy statement and are not soliciting materials.

CODE OF ETHICS & CODE OF BUSINESS CONDUCT

We have adopted a code of ethics for our chief executive officer and senior financial officers. We have also adopted a code of business conduct applicable to our associates, officers and directors. Copies of these codes are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” We expect that any amendment to or waiver of the requirements of the code of ethics for our chief executive officer and senior financial officers will be disclosed on our website and any waiver of the requirements of the code of business conduct relating to our executive officers and directors will be promptly disclosed to shareholders, in each case as required by applicable law or NYSE listing requirements.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

No member of the compensation committee has served as one of our officers or been employed as one of our associates at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

COMPOSITION & QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Our board of directors consists of nine directors, including our Chairman and Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our Annual Meeting or his or her death, resignation or removal, whichever is earliest to occur.

CORPORATE GOVERNANCE	2020 PROXY STATEMENT | 25

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of shareholders. Our directors by class are as follows:

Class I: Eri Chaya, Mark Demilio and Leonard Schlesinger, with a term expiring at the 2022 annual meeting.

Class II: Hilary Krane, Katie Mitic and Ali Rowghani, with a term expiring at the 2020 annual meeting.

Class III: Gary Friedman, Carlos Alberini and Keith Belling, with a term expiring at the 2021 annual meeting.

				COMMITTEE MEMBERSHIP
NAME/ CURRENT POSITION	AGE	DIRECTOR SINCE	INDEPENDENT	AUDIT	COMP.	NOM. & CORP.
Gary Friedman RH Chairman and CEO	62	Jul. 2013
Carlos Alberini Director and CEO of Guess?, Inc.	64	Jun. 2010	●
Keith Belling Founder and CEO of RightRice Founder and Chairman of popchips, inc.	62	Apr. 2016
Eri Chaya RH President, Chief Creative and Merchandising Officer	46	Nov. 2012
Mark Demilio Director and Chairman of the Audit Committee of SCP Health and Nurse Assist	64	Sep. 2009	●	☐	∎	☐
Hilary Krane EVP, CAO and General Counsel, NIKE, Inc.	56	Jun. 2016	●	∎
Katie Mitic Director, eBay, Inc.	50	Oct. 2013	●	∎
Ali Rowghani CEO, YCombinator Continuity Fund	47	Jan. 2015	●			∎
Leonard Schlesinger Professor of Business Administration Harvard Business School	67	Apr. 2014	●		☐
☐	Committee Chair
∎	Committee Member

26 | 2020 PROXY STATEMENT	CORPORATE GOVERNANCE

EXPERIENCE
NAME/ CURRENT POSITION	BUSINESS LEADERSHIP	BRAND/ RETAIL	GROWTH COMPANY	PUBLIC CO. EXECUTIVE/ DIRECTOR	INVESTMENT/ FINANCIAL	LEGAL	RISK MANAGEMENT
Gary Friedman RH Chairman and CEO	●	●	●	●
Carlos Alberini Director and CEO of Guess?, Inc.	●	●	●	●	●
Keith Belling Founder and CEO of RightRice Founder and Chairman of popchips, inc.	●	●	●		●
Eri Chaya RH President, Chief Creative and Merchandising Officer		●	●
Mark Demilio Director and Chairman of the Audit Committee of SCP Health and Nurse Assist	●			●	●	●	●
Hilary Krane EVP, CAO & General Counsel, NIKE, Inc.		●		●		●	●
Katie Mitic Director, eBay, Inc.	●	●	●	●
Ali Rowghani CEO, YCombinator Continuity Fund	●	●	●	●	●
Leonard Schlesinger Professor of Business Administration Harvard Business School	●	●	●	●			●

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people leadership; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in their individual biographies and as otherwise summarized above.

CORPORATE GOVERNANCE	2020 PROXY STATEMENT | 27

BOARD ASSESSMENT & DIVERSITY

Our board of directors strongly believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience.

Our current board composition is highly diverse in the areas of gender, age, ethnicity and business experience. We believe that our commitment to diversity is demonstrated by the current membership composition of our board.

The State of California adopted legislation requiring companies headquartered in the state to meet specific gender diversity requirements on their board by the end of 2019. Based on our board composition, we were already in compliance with the requirements of this legislation in advance of the law becoming effective. We believe that our approach to board qualifications and selection criteria is effective in identifying strong candidates to meet the needs of the Company and its constituencies and has resulted in a diverse board of directors. See the graphic under “— Composition and Qualifications of our Board of Directors” above for further information regarding the composition and experience of our current board.

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BOARD LEADERSHIP STRUCTURE; LEAD INDEPENDENT DIRECTOR

Our Corporate Governance Guidelines provide that the roles of Chairman of our board of directors and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently, the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors created the position of Lead Independent Director and adopted a Lead Independent Director Charter, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors, to help facilitate communication between the board of directors and leadership and perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over executive sessions of non-management directors.

Mr. Demilio currently serves as our Lead Independent Director. We believe the appointment of Mr. Demilio as our Lead Independent Director is beneficial to the Company due to Mr. Demilio’s breadth of experience and ability to facilitate communication between leadership and the board of directors and devote significant time to the Company.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

BOARD INDEPENDENCE

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our board of directors undertook its annual review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors affirmatively determined that each of Mr. Alberini, Mr. Demilio, Ms. Krane, Ms. Mitic, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the applicable rules of the NYSE and the SEC, and that the other members of the board are not independent. The board’s independence determination was based on information provided by our current directors. In particular, in making its determination that Mr. Alberini is an independent director, the board of directors considered that under the rules of the NYSE and the SEC, Mr. Alberini could be deemed independent for membership on the board of directors after February 2017 given that his prior service as the Company’s Co-Chief Executive Officer and Chief Executive Officer had occurred more than three years prior to such date. In addition, after February 2019, Mr. Alberini also meets the enhanced independence standard for a director who has not served as an employee of the Company for more than five years. In reaching its conclusions regarding the independence of Mr. Alberini, the board of directors further considered Mr. Alberini’s time away from the management of RH, the fact that he had served as the chief executive officer of Lucky Brands, and the fact that he subsequently left Lucky Brands and is now serving as the chief executive officer of Guess?, Inc., a publicly traded company, listed on the NYSE, along with other prior and existing relationships between the Company and Mr. Alberini.

Further, the board of directors determined that each member of the board of directors’ audit committee, compensation committee and nominating and corporate governance committee satisfies independence standards applicable to each committee on which he or she serves. Although the board of directors determined that Mr. Alberini is an independent director under the applicable rules of the NYSE and the SEC, the board of directors has elected not to appoint Mr. Alberini to any of the committees of the Company that are required under applicable rules of the NYSE or SEC to be composed entirely of independent directors.

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BOARD MEETINGS

Our board of directors held a total of five meetings during fiscal 2019 and our independent directors met in regularly scheduled executive sessions presided over by our Lead Independent Director. During fiscal 2019, all of our director nominees and all of our incumbent directors attended at least 75% of the total meetings of the board and of the committees on which they served during the period for which they were a director or committee member, except Carlos Alberini, who attended three out of the five meetings.

Agendas and topics for board and committee meetings are developed through discussions among leadership and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

COMMITTEE COMPOSITION & MEETINGS

In fiscal 2019, the board had the following standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. All board committees are composed of independent directors. Committee membership and the number of meetings each committee held in fiscal 2019 are as follows:

COMMITTEES
DIRECTORS	AUDIT(3)	COMPENSATION(3)	NOM. & CORP. GOVERNANCE(3)
Mark Demilio(1)(2)	Chair	Member	Chair
Hilary Krane	Member
Katie Mitic	Member
Ali Rowghani			Member
Leonard Schlesinger		Chair
Number of Meetings in Fiscal 2019	6	6	1
(1)	Designated by the board as an “audit committee financial expert.”
(2)	Mr. Demilio is currently the board’s Lead Independent Director.
(3)	Committee members had various informal meetings in fiscal 2019.

Our board of directors has delegated various responsibilities and authorities to its three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors as they deem appropriate and as the board of directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our board of directors, which reviews committee composition from time to time.

Audit Committee

The audit committee was established for the primary purpose of assisting the board of directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters:

Appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm;

Delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and requesting information from our independent registered public accounting firm and leadership to determine the presence or absence of a conflict of interest;

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Reviewing with our independent registered public accounting firm the scope and results of their audit;

Approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

Overseeing the financial reporting process and discussing with leadership and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

Reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

Establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

Reviewing and approving related-person transactions.

Our audit committee currently consists of Mr. Demilio, Ms. Krane and Ms. Mitic. Rule 10A-3 of the Exchange Act, and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that each of Mr. Demilio, Ms. Krane and Ms. Mitic meets the definition of “independent director” for purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The audit committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Executive Compensation—Compensation Discussion & Analysis—Compensation Committee Review of Compensation.” The compensation committee is responsible for, among other matters:

Reviewing key associate compensation goals, policies, plans and programs;

Reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers;

Reviewing employment agreements and other similar arrangements between us and our executive officers; and

Appointing and overseeing any compensation consultants.

Our compensation committee currently consists of Mr. Demilio and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the compensation committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The compensation committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters:

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Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

Overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and

Developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Messrs. Demilio and Rowghani. Our board of directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The nominating and corporate governance committee conducts an annual self-evaluation of its performance, as set forth in its charter.

DIRECTOR NOMINATIONS; COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s shareholders, as well as candidates recommended by directors and leadership, for nomination to our board of directors. The nominating and corporate governance committee considers qualifications for the board of directors’ membership, which may include, among others:

The highest personal and professional integrity;

Demonstrated exceptional ability and judgment;

Broad experience in business, finance or administration;

Familiarity with the Company’s industry;

Ability to serve the long-term interests of the Company’s shareholders;

Sufficient time available to devote to the affairs of the Company;

Ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure;

Ability to help the board of directors work as a collective body; and

Experience, areas of expertise, as well as other factors relative to the overall composition of the board of directors.

The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the shareholders as a whole.

Each director’s individual biography set forth above includes the key individual attributes, experience and skills of each director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time, as reflected in the summary above. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives.

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Shareholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by shareholders. Shareholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by shareholders as it does for candidates proposed by leadership or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of shareholders, submissions by shareholders must be submitted in writing and must be received by the Corporate Secretary between February 1, 2021 and March 3, 2021 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

The candidate’s name, age, business address and residence address;

The candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

The class and number of shares of the Company which are beneficially owned by the candidate;

Any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

Any other information pertinent to the qualification of the candidate;

The name and record address of the shareholder making the recommendation; and

The class and number of shares of the Company which are beneficially owned by such shareholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a shareholder who wishes to make a shareholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Proposals — Additional Information — Shareholder Proposals for the 2021 Annual Meeting.”

Communicating with Members of the Board of Directors

Any shareholder or any other interested party who wishes to communicate directly with (i) our entire board of directors, (ii) the non-management directors as a group, or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, c/o RH, Legal Dept., 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary. All communications will be received, processed and then directed to the appropriate member(s) of our board other than, at the board’s request, certain items unrelated to the board’s duties, such as customer complaints, spam, junk mail, solicitations, employment inquires and similar items.

SHAREHOLDER OUTREACH ACTIVITIES

We actively engage with major shareholders of the Company, which has been a practice of the Company since our initial public offering in 2012. In 2016, we launched a formalized shareholder outreach program in order to solicit additional input from shareholders with respect to corporate governance and executive compensation practices. This shareholder outreach effort has continued in each subsequent year and is designed to supplement the ongoing communications between our leadership and shareholders.

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Please refer to “Executive Compensation — Compensation Discussion & Analysis — Shareholder Engagement” for more information regarding our shareholder outreach program. We plan to continue various shareholder communication and outreach programs in the future.

BOARD’S ROLE IN RISK OVERSIGHT

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, including the most significant risks facing us, and oversees the implementation of risk mitigation strategies by leadership. Our board of directors is also apprised by leadership of particular risk management matters in connection with the board’s general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

DIRECTOR & EXECUTIVE STOCK OWNERSHIP GUIDELINES

Our board has adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. The guidelines provide that executive officers should own RH stock with a value at least equal to six times annual base salary for the Chief Executive Officer and two times annual base salary for our other executive officers. The guidelines provide that non-management directors should own RH stock with a value at least equal to two times the amount of the annual cash retainer paid to directors. Executive officers and directors are expected to achieve the stock ownership levels under these guidelines by the later of five years from the effective date of the guideline or the date of their hire, promotion or appointment, except for the Chief Executive Officer for whom these guidelines were effective immediately upon their adoption in May 2018.

All executive officers and non-management directors are in compliance with the guidelines.

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 26, 2020, beneficially owns approximately 27.8% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2019, was valued at approximately 610.6 times his annual base salary for fiscal 2019, far above the multiple of six times salary minimum ownership requirement. Additional information regarding the shareholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Top Shareholders & Leadership.”

STOCK TRADING PRACTICES

We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and associates from trading during quarterly blackout periods and contains other restrictions on trading activities designed to avoid circumstances where Company insiders may be deemed to have traded on material nonpublic information.

Anti-hedging

Under the insider trading policy, we also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our insider trading policy also requires that all associates with titles of vice president or higher, including our named executive officers, and all members of our board of directors pre-clear any proposed open market transactions.

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10b5-1 Trading Plans

Each of our executive officers and directors may enter into a written plan (“10b5-1 Trading Plan”) for the automatic trading of securities in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It has been the practice of the named executive officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a 10b5-1 Trading Plan.

All 10b5-1 Trading Plans entered into by our executive officers and directors must comply with our insider trading policy, and any 10b5-1 Trading Plan must be pre-cleared in advance by the Company’s corporate compliance officer. A number of members of our leadership team and directors have adopted 10b5-1 Trading Plans.

ANNUAL MEETING ATTENDANCE

We do not have a policy that requires our directors to attend the annual meeting of shareholders. One director attended the 2019 annual meeting.

COMPENSATION OF DIRECTORS

We compensate all non-employee members of our board of directors as follows:

ANNUAL COMPENSATION
Annual cash retainer	$135,000, paid quarterly in advance
Lead Independent Director	30,000 stock options with a five year vesting term(1) and $30,000, paid quarterly in advance
Audit committee chairman	$80,000, paid quarterly in advance
Audit committee member	$25,000, paid quarterly in advance
Compensation committee chairman	$75,000, paid quarterly in advance
Compensation committee member	$20,000, paid quarterly in advance
Nominating & corporate governance committee chairman	$25,000, paid quarterly in advance
Nominating & corporate governance committee member	$15,000, paid quarterly in advance
Board meeting attendance fees	N/A
Annual equity grant of restricted stock	Aggregate value of $125,000(2)
(1)	In March 2016, upon his appointment as Lead Independent Director, Mr. Demilio received a stock option for 20,000 shares, which vests in five equal installments over five years, subject to his continuing service as the Lead Independent Director. In May 2020, in connection with his service as Lead Independent Director, Mr. Demilio received a refresh stock option for 30,000 shares, which vests in five equal installments over five years, subject to his continuous service as the Lead Independent Director.
(2)	Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of shareholders for the fiscal year in which the grant was made and the annual meeting of shareholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of shareholders each year.

Mr. Friedman and Ms. Chaya, as current officers of the Company, did not receive any compensation for board service for fiscal 2019. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

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The following table shows the compensation earned by all non-employee directors during fiscal 2019:

NAME	FEES EARNED	STOCK AWARDS(1)	TOTAL
Carlos Alberini	$135,000	$129,468	$264,468
Keith Belling	$135,000	$129,468	$264,468
Mark Demilio	$290,000	$129,468	$419,468
Hilary Krane	$160,000	$129,468	$289,468
Katie Mitic	$160,000	$129,468	$289,468
Ali Rowghani	$150,000	$129,468	$279,468
Leonard Schlesinger	$210,000	$129,468	$339,468
(1)	Reflects the aggregate grant date fair value of the awards of restricted stock made in fiscal 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Based Compensation (“FASB ASC 718”). See Note 16—Stock-Based Compensation in our audited consolidated financial statements contained in our 2019 Annual Report. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

At February 1, 2020, the last day of our 2019 fiscal year, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our directors during fiscal 2019, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement in the section titled “Executive Compensation.”

NAME	UNVESTED RESTRICTED STOCK(1)	UNEXERCISED STOCK OPTIONS
Carlos Alberini	1,002	—
Keith Belling	1,002	—
Mark Demilio	1,002	20,000	(2)
Hilary Krane	1,002	—
Katie Mitic	1,002	—
Ali Rowghani	1,002	—
Leonard Schlesinger	1,002	—
(1)	All restricted stock awards listed above vest as to 100% of the shares on July 24, 2020.
(2)	Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vest pro rata over five years such that they will be fully vested on March 9, 2021, subject to Mr. Demilio’s continued service as Lead Independent Director.

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INTENTIONALLY LEFT BLANK

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environmental, social & governance

Our environmental, social and certain other governance efforts are implemented through our Compliance and Corporate Social Responsibility (“CSR”) programs, which consist of and are organized under four key components:

Compliance & Product Safety

Philanthropy

Responsible Sourcing

Environmental & Sustainability

We believe our CSR programs responsibly align our approach to environmental, social and governance issues with the Company’s long-term strategic goals of being a curator of design, taste and style in the luxury lifestyle market.

We are committed to sourcing safe and quality products, to being a conscientious and charitable neighbor in the communities where we live and work, to working with suppliers that help promote safe and fair working conditions, and to being responsible stewards of natural resources and of architectural legacy.

We believe that these four key components enhance our brand presence and are aligned with the interests of our people, customers and shareholders and their respective environmental, social and governance (“ESG”) concerns.

As part of these endeavors, we collaborate with a variety of third-party partners to help implement our programs, many of which are non-profit organizations. We work with Habitat for Humanity, Good360, UL, GoodWeave and Fair Working Conditions, among others. More information on our CSR program and ESG efforts and the work we do with our third-party partners is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Compliance & Corporate Social Responsibility.”

Social

Our CSR programs help to define how we treat and protect people including our associates, customers, vendors and other stakeholders. We care about the well-being of our people, customers, and communities, which informs our actions from workplace health to product safety to our philanthropic efforts.

Our goal is to have the most qualified person in every position. We have a policy that prohibits us from discriminating against any applicant or associate. This policy governs all aspects of employment, including recruitment, hiring, training, promotion, compensation, discipline, job assignments, benefits, transfer and discharge.

RH is committed to providing a productive work environment free of unlawful harassment. Our company policies prohibit any form of harassment that has the purpose or effect of unreasonably interfering with an individual’s work performance, or that creates an intimidating, hostile, abusive or offensive work environment.

We maintain an open door policy where our associates are encouraged to stop by to discuss any suggestions or address any concerns they might have. We believe that most work-related obstacles can be best addressed through open and honest communications.

We maintain an anonymous hotline where submitted complaints, concerns and grievances are reviewed and addressed and no associate submitting such complaint will be disciplined, penalized or otherwise retaliated against for raising a good-faith concern either through the hotline or under our open door policy.

Workforce Diversity

We maintain a diverse workforce. RH is an equal opportunity employer, and we believe in meritocratic hiring. We strongly believe our performance is enhanced by our workforce being comprised of individuals with diverse backgrounds, skills and experience that align with the needs of our business.

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We believe this approach naturally leads to a gender and ethnically diverse workforce. We believe that our commitment to diversity is demonstrated by the composition of our workforce.

The following charts present the gender, racial and ethnic composition of our workforce over the past three fiscal years.

Gender Diversity

FY17	FY18	FY19

Racial and Ethnic Diversity

FY17		FY18
FY19

For topics related to the composition of our board and its diversity please refer to “—Composition and Qualifications of our Board of Directors” under the section “Corporate Governance.”

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Responsible Sourcing

We expect our values and principles to be maintained throughout our business, including our supply chain. We require our vendors to adhere to our Vendor Code of Conduct, which can be found on our Investor Relations section of our website, which is located at ir.rh.com under “Compliance & Corporate Social Responsibility.” Our Vendor Code of Conduct is designed to promote the principles of fair and ethical treatment of workers, compliance with all applicable local laws, rules and regulations, and transparency to allow for accountability and reasonable substantiation of compliance. Through our Vendor Code of Conduct we endeavor to provide assurance that our vendors pay fair wages, to ensure freedom of association, to prevent unlawful discrimination and to promote the health, safety and dignity of those that participate in our supply chain.

We have partnered with the international non-profit organizations, Fair Working Conditions and GoodWeave, to audit for child and forced labor issues in our supply chain, and to assess and improve working conditions, treatment of workers and hours and fair pay in factories and workshops creating products for RH suppliers primarily in China and India. Our approach is to find mission-minded organizations that would not only audit our suppliers’ factories but that had programs and resources to address the underlying issues related to working conditions, including for example by (i) providing assistance to workers and their families to facilitate the return of underage workers back to school and (ii) by providing resources and training to guide management of factories used by our vendors regarding responsible practices.

We have established guidelines around the use in our supply chain of conflict minerals (which we define to include columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin and tungsten) sourced from central African countries to address concerns over the exploitation and trade of minerals that supports ongoing conflicts in the region.

We require our vendors to conduct their sourcing in compliance with local and internationally recognized laws and best practices with respect to animal welfare. We monitor certain animal and natural products such as those made with mohair and down feathers, we comply with and monitor bans in certain states and municipalities on the sale of fur, and we monitor supply chain traceability with regards to the sources of our Belgian linen.

Compliance & Product Safety

We maintain a product safety program to protect our customers and our people by ensuring our products are safe.

We test our products against the highest indoor air quality standards (IAQ) for finishes and furnishings. The GREENGUARD standard is used to determine organic emissions from building materials, finishes and furnishings. We require certain RH Baby & Child merchandise to have received GREENGUARD Gold certification, the highest level of certification under GREENGUARD, requiring that such products meet strict chemical emissions limits and screening them for over 10,000 chemicals and more than 360 volatile organic compounds (VOCs). We are in the process of expanding our offering of GREENGUARD certified collections to include products in our core brands beyond RH Baby & Child.

We have partnered with UL (Underwriters Laboratories) and have designated UL as our preferred lab partner for all testing. UL provides regulatory, safety, quality and advisory services to RH and its supply chain partners to ensure testing protocols meet industry standards and legal requirements. We believe that partnering with UL helps to ensure that products sold by RH meet our customers’ expectations of safety and quality.

In addition to product testing through our accredited lab partners, we have instituted a lead testing program with our sourcing agent in India. Metal furniture from India is screened in India by our sourcing agent to ensure it meets RH lead guidelines before being imported into the U.S.

Philanthropy

We take a strategic approach to donations and philanthropy. As part of various Gallery Development projects, to engender community goodwill, RH has donated products and design services to civic centers, local charities and schools. Over the last five years, we have donated close to $37 million of product at cost to a variety of charities and

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non-profit organizations related to the communities where we live and work. Additionally, RH sponsors a local community charity for every Gallery opening event. In relation to the establishment and opening of our Chicago gallery, we donated $125,000 to 3Arts, a non-profit organization that works to sustain and promote artists in the six-county Chicago metropolitan area. Other non-profit partners related to our Gallery openings that we have donated to in the last five years include: Art Institute Chicago, Joffrey Ballet, Chicago Children’s Choir, The Denver Art Museum, Children’s Hospital Colorado, RxArt, The Art of Elysium, Moffitt Cancer Center, Children’s Mercy Hospital Kansas City, Dell Children’s Medical Center of Central Texas, Just Keep Livin’ Foundation, After-School All-Stars Las Vegas, Seattle Art Museum, Norton Museum of Art, SickKids Foundation, Doernbecher Children’s Hospital Foundation, The First Art Museum, Free Arts NYC, Friends of the Highline, Children’s Cancer Research Fund and Columbus Museum of Art.

In 2017, we partnered with Good360 on a disaster recovery project in Lafayette, Louisiana to help flood victims. RH donated close to $300,000 of product at cost and sent volunteers to assist with the project to help get families and individuals back into their homes after massive flooding. The flood, which has been called the worst US natural disaster since Hurricane Sandy in 2012, left thousands of houses and businesses submerged in the state of Louisiana. This donation project earned RH the Circle of Good Award from Good360. The award is given to corporate and nonprofit partners who go above and beyond in creating meaningful, measurable and sustainable impact in the lives of those in need.

RH also provides local donations to communities where our associates live and work, and in the case of the recent northern California wildfires, donated goods to help support rest areas for first responders, temporary shelters for fire victims, and the relief and rebuilding efforts of those who were affected by the fires. Other organizations we have donated to include: UCSF Benioff Children’s Hospital, UCSF Dec My Room, San Francisco Toy Program, SchoolsRule Marin, Furniture Bank of Central Ohio, The Michael J. Fox Foundation for Parkinson’s Research, PlumpJack Foundation, Slide Ranch, The BreastFest, Dress for a Cure, Mercy Home for Boys & Girls, 826DC, 826Valencia, Homeward Bound of Marin, Gilead House, Make-A-Wish Foundation of Greater Bay Area and many local schools and smaller nonprofit organizations close to our Galleries, distribution centers and corporate office.

Rain Room donation to the Los Angeles County Museum of Art

As a curator of design, taste and style we also believe it is important to underwrite burgeoning artists to advance design and artistic expression. As part of the launch of our contemporary art program in 2013, RH acquired the first edition of Rain Room by the art collective Random International in 2012. The Rain Room was exhibited at London’s Barbican Centre, The Museum of Modern Art in New York and the Los Angeles County Museum of Art (LACMA). In 2016, in order to ensure greater public access to this art work, we ultimately decided to donate the Rain Room to LACMA as part of LACMA’s permanent collection.

Environmental

Sustainability

We are committed to being a responsible steward of the environment and through our sustainability programs we address a variety of environmental issues related to deforestation, waste, energy use, increasing the useful life of buildings and minimizing the use of natural resources for new building materials.

Our curated and fully-integrated product assortment and design services are presented across our Source Books and Galleries in sophisticated and unique lifestyle settings that we believe are on par with world-class interior design. We have strategically aligned our sustainability and environmental programs with the materials we use to make our products, the paper we use to print our Source Books and the iconic buildings we chose to renovate and restore as part of our portfolio of Design Galleries.

We work with our vendors to ensure that our sourcing of wood products complies with legal forestry practices such as and including the Lacey Act and where possible, encourage our vendors to use reclaimed wood and natural fibers.

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As part of our Source Books and uses of paper, we source Forest Stewardship Council (or FSC) Certified Catalog Paper. FSC is a third party certification organization that evaluates those who manage the care of forests. Having our Source Books (or catalogs) FSC certified ensures that our paper is not contributing to destructive practices in forestry such as illegal logging, natural forest conversion to other land uses, the liquidation of high conservation value forests, civil rights violations and genetic modification of forest species.

We work closely with our delivery centers, distribution centers, home office facilities teams, galleries and outlets to assist them in finding resources and other options to help divert waste, food waste, packaging and product from the landfills. We have instituted recycling and composting programs and in 2019, RH diverted over 660,000 pounds (330 tons) of product from the landfill.

In 2015, we established a program with Habitat for Humanity under our philanthropy efforts that strategically also addresses our efforts around environmental issues. Habitat for Humanity takes goods that do not meet our first quality standards and diverts such useable second and third quality products from landfills, including by the deconstruction of such products for use as building materials or other uses. Our program with Habitat for Humanity started in Tracy, California and now includes our Galleries, Outlets and distribution centers across the US and Canada. In 2019, Habitat for Humanity Greater Vancouver awarded RH a Community Donor Award as a Silver Level Donor.

As mentioned earlier, we require certain RH Baby & Child merchandise to have received GREENGUARD Gold certification, the highest level of certification under GREENGUARD, requiring that such products meet strict chemical emissions limits and screening them for over 10,000 chemicals and more than 360 volatile organic compounds (VOCs).

LEED Certification

For some of our newer buildings, in conjunction with our landlord or developer, we encourage our landlord or developer to build to LEED certified standards where feasible.

In September 2016, we opened RH Austin, The Gallery at The Domain at 11720 Domain Boulevard which is a LEED Gold Certified building.

In 2015, we opened our distribution center in Patterson, California which is a LEED Gold Certified building.

Architectural & Design Legacy

As part of our environmental and sustainability programs, RH endeavors to increase the longevity of historic and storied buildings to among other things divert unnecessary waste from landfills but equally important, to save our architectural legacy. RH has great respect for architectural design and history and has restored and reestablished the relevance of several historic and landmark buildings, giving them renewed purpose and bringing them to modern use. It is often the case that developing a new building from the ground up is more economical than restoring and renovating a historic building. When we choose to renovate historic landmark buildings, we approach the project as an investment in our brand elevation and real estate transformation strategy as well as an investment in a long-term sustainable approach to Gallery development. Many of these landmark buildings are in a state of disrepair at the time we take possession of them and through our careful restoration we redevelop them into our Galleries that reinforce our luxury brand aesthetic and highly differentiated, elevated customer experience.

In April 2013, we opened RH Boston, The Gallery at the Historic Museum of Natural History at 234 Berkeley Street in Boston, Massachusetts. We restored this landmark building that was originally designed in 1862 by distinguished architect William G. Preston and was only the second building to be erected in Boston's famous Back Bay. Our restoration efforts earned us the Preservation Achievement Award through the Boston Preservation Alliance.

In May 2014, we opened RH Greenwich, The Gallery at the Historic Post Office at 310 Greenwich Avenue in Greenwich, Connecticut. We restored this storied neoclassical building that was originally built in 1917. This building sits in the heart of Greenwich Avenue’s Historic District and is listed on the National Register of Historic Places.

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In October 2015, we opened RH Chicago, The Gallery at the Three Arts Club at 1300 North Dearborn Parkway on Chicago’s famed Historic Gold Coast. We restored this landmark building, which was designed in 1914 by distinguished architectural firm Holabird & Roche and was inaugurated as a residence for young women studying music, drama and the visual arts. We restored the entire structure with great respect for its original vision in collaboration with the Commission on Chicago Landmarks. The Gold Coast district, where RH Chicago is located, is listed on the National Register of Historic Places and the Three Arts Club was named a Chicago Landmark in 1981.

In September 2018, we opened RH New York, The Gallery in the Historic Meatpacking District at the intersection of Little West 12th Street, Ninth Avenue and Gansevoort Street. We restored this historic landmark building that was originally owned by John Jacob Astor in the late 19th century. The Meatpacking District, where RH New York is located, is listed on the National Register.

In December 2018, we reopened Ma(i)sonry as RH Wine Vault as part of RH Yountville in the heart of wine country at 6711 Washington Street, Yountville, California. We restored this landmark building, which was originally designed in 1902 by its owner and vintner Charles Rovegno with the help of Angelo Brovelli, a local mason responsible for many of Napa County's idyllic stone bridges. This historic structure is listed on the National Register of Historic Places as well as on the Napa County Historic Resources Inventory.

We are developing RH San Francisco, The Gallery at the Historic Bethlehem Steel Building at Illinois & 20th Street, San Francisco, CA. The Historic Bethlehem Steel Building is listed on the National Register of Historic Places, and our restoration of this San Francisco landmark is underway. We look forward to bringing life back to this historic building of San Francisco’s past.

Governance

We have numerous governance policies and practices as noted above in this proxy statement in the section entitled “Corporate Governance” regarding our board of directors and overall governance framework. We also adhere to many other compliance and governance policies, including those described below.

Anti-Corruption Policy

Our anti-corruption policy supplements our Code of Business Conduct and requires compliance with the U.S. Foreign Corrupt Practices Act and the growing body of international anti-corruption laws and prohibits the Company and our affiliates, directors, officers, associates, agents and representatives from unduly influencing officials or foreign governments and political officials. Oversight for this policy falls under RH’s Chief Compliance Officer.

Conflict Minerals Policy

We are committed to sourcing safe, quality products made in a manner consistent with our values of ethical business conduct, the use of responsible social and environmental practices and the protection of human rights. We maintain a Conflict Minerals Policy that is incorporated into our Vendor Operation Manual, which our suppliers are able to access via a secure website. We expect that our direct suppliers will comply with our Conflict Minerals Policy and (i) provide appropriate information and conduct necessary due diligence to facilitate our disclosures under Form SD regarding sources of conflict minerals within our supply chain pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) implement and communicate to their relevant personnel and suppliers policies that are consistent with our Conflict Minerals Policy, (iii) put in place procedures and contractual provisions for the traceability of conflict minerals, working with their suppliers as applicable, (iv) use reasonable efforts to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and (v) adopt a risk management strategy with respect to identified risks in the supply chain that is consistent with our Conflict Minerals Policy.

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Information Security Incident Response Plan

Our information security incident response plan provides a framework for an appropriate response to a cyber-security incident, including by addressing procedures to identify and eliminate the source of a cyber-security breach, to minimize damage where possible and to restore normal operations as promptly as practicable.

Investment Policy

Our investment policy requires that investment assets held by RH meet the objective of safety and preservation of principal while providing sufficient liquidity to meet the operating cash requirements of the Company, investing funds at the highest possible yield with minimum risk.

U.S. Sanctions Compliance Policy

Our U.S. sanctions compliance policy requires that we properly screen our vendors and ensures that we do not engage in transactions with countries and parties that are embargoed and sanctioned by the U.S. government.

Whistleblower Policies

Our SOX whistleblower policy addresses the reporting of certain categories of misconduct including misconduct related to accounting practices, internal accounting controls or auditing matters, and prohibits retaliation against those reporting such misconduct. Submissions may be made on an anonymous basis.  We also have other programs to allow for reporting of potential misconduct in other aspects of our business.

Vendor Code of Conduct

As part of our on-boarding process with our suppliers, we require our suppliers to agree to adhere to our vendor code of conduct that provides the expected ethical standards for factory working conditions of all vendors and those under their control or direction that manufacture products for sale to RH customers. RH values working with vendors that share its ethical concerns around working standards.

Political Activity

We have not used corporate funds to make contributions to nor have we provided use of any of our Galleries to support or oppose federal, state or local political parties, candidates, campaigns and/or ballot measures. Our statement on political activity is available on the Investor Relations section of our website, which is located at ir.rh.com under “Corporate Governance.”

Our Continued Efforts & Innovation

One of our core values is innovation. We value innovation, taking risks and boldly going where no company has gone before. We believe you’re either striving to get better, or allowing yourself to get worse – there is no such thing as staying the same. The power of innovation comes from leveraging the creative minds and spirit of all of our people, at all levels of the organization. We strive to build an environment that encourages people to challenge conventional thinking, and to ask “why?” and “why not?” We embrace those people who have the courage to put forth new ideas and breathe new life into our company. Innovation is at the core of what we do.

We continue to evolve and innovate our CSR programs and our approach to ESG.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

We align our executive compensation practices to the business objectives of our Company in order to drive ongoing improvements in our financial performance. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in the fiscal year ended February 1, 2020 (“fiscal 2019”) for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2019 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent and driving financial performance. We also discuss how our Company uses its compensation programs including equity programs to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the growth and financial performance of our Company that aligns with the interests of our shareholders.

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy and supports ongoing improvements in our financial performance.

Fiscal 2019 Business Highlights

To assist you in reviewing the proposals to be acted upon at our Annual Meeting, we call your attention to the following information about the Company’s 2019 financial performance along with key executive compensation actions and decisions, and our key corporate governance policies and practices. The following business highlights are only a summary. For more complete information about these topics, please review the 2019 Annual Report and the entirety of this proxy statement.

RH is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its Galleries across North America, the Company’s multiple Source Books, and online through the Company’s primary websites at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com. The home furnishings market is large and fragmented and we believe we have an opportunity to be the home brand for the luxury consumer at scale, both nationally and internationally. We have an integrated RH Hospitality experience in eight of our new Design Gallery locations, which include cafes, wine vaults and barista bars. Our growth and long-term strategy is centered on the expansion of our product assortment, developing new categories, the transformation of our real estate platform and on international expansion.

We believe that compensation paid to our executive officers should be closely aligned with the performance of the Company, on both a short-term and long-term basis. The compensation committee’s decision-making regarding executive compensation in any given fiscal year is informed in part by the financial performance of the Company during the prior fiscal year as well as the strategic and business initiatives pursued by the Company during the year and over time. The Company undergoes an annual process to re-assess its compensation alignment. Accordingly, the compensation committee took actions in 2019 to better align the compensation of our leadership team with the Company’s performance goals and long-term business strategy as well as to retain the Company’s key talent. Below we highlight the Company’s strong recent performance including fiscal 2019 financial performance, fiscal 2019 key strategies and initiatives and fiscal 2019 share price performance.

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FISCAL 2019

Financial Performance(1)	GAAP diluted earnings per share of $9.07 compared to $5.12 last year, adjusted diluted earnings per share of $11.66 compared to $7.80 last year, an increase of 49%.

GAAP net income of $220.4 million compared to $135.7 million last year, adjusted net income of $276.3 million compared to $204.3 million last year, an increase of 35%.

GAAP operating margin of 13.7% versus 10.4% last year, adjusted operating margin of 14.3% versus 11.4% last year, an increase of 25%.

GAAP net revenues and adjusted net revenues increased 6% and 5%, respectively, to $2.65 billion.

Key Strategies & Initiatives

We focused in fiscal 2019 on transforming our real estate platform, executing our membership business model, architecting a new operating platform and maximizing cash flow by increasing revenues and earnings while decreasing inventory and capital spending.

We believe that our record fiscal 2019 results demonstrate the strength of the RH brand, the power of our new business model, our focus on managing the business with a bias for earnings versus revenue growth, and our continued success revolutionizing physical retailing.

While most in our industry are closing or downsizing stores, we remain committed to our quest of revolutionizing physical retailing. In the last two fiscal years, we have opened our Portland Design Gallery (March 2018), our Nashville Design Gallery (June 2018), our New York Design Gallery (September, 2018), our Yountville Design Gallery (September 2018), our Minneapolis Design Gallery (September 2019), and our Columbus Design Gallery (December 2019). Our Galleries in Nashville, New York, Yountville, Minneapolis and Columbus include integrated restaurants, wine vaults and barista bars. We continue to be pleased with the performance of our new Galleries and our integrated hospitality experience.

Our efforts architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, is driving lower costs and inventory levels, and higher earnings and inventory turns. We expect this multi-year effort to result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years.

During fiscal 2017 and fiscal 2018 we deferred the introduction of major new product category expansions other than the ongoing development of RH Hospitality in conjunction with new Design Galleries. In fiscal 2019, we resumed introducing product expansions in our merchandise assortment including a number of new merchandise collections in both RH Interiors and RH Modern, as well as the launch of RH Beach House in the Spring and RH Ski House, in the Fall. Our investment in RH Interior Design continues to provide a significant revenue opportunity as we continue building our ability to provide world class interior design services in North America—in our continued move beyond creating and selling products to conceptualizing and selling spaces.

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FISCAL 2019

Share Price Performance

We commenced fiscal 2019 with our common stock price trading at a price near $130 per share and ended the fiscal year with our stock trading at a price near $210 per share. We believe our stock price performance was driven by our financial performance throughout the year as well as the success of our focus on execution, architecture and cash. In each of fiscal 2017, 2018 and 2019, the Company has deeply focused on capital allocation, optimization of free cash flow and increasing the gross margins of the business. For example, our share repurchase programs since fiscal 2017 have resulted in the repurchase of $1.5 billion of our capital stock, which the Company believes will prove to be an excellent allocation of capital in the long term interest of shareholders. Although our stock price has experienced substantial volatility from quarter to quarter including during fiscal 2019, we believe over the long term investors have and will continue to experience stock price appreciation.

We believe our executive compensation strategy and structure is strongly aligned with our share price performance.

Other Performance Metrics

In fiscal 2019 we generated record revenues in excess of $2.6 billion, record GAAP operating margin of 13.7%, adjusted operating margins reached an industry best of 14.3%(1), and adjusted diluted earnings per share increased 49% to $11.66. We also generated $330 million of free cash flow in 2019.

In fiscal 2019, we achieved industry leading ROIC(2) of 35.3%, and in fiscal 2018, we achieved an ROIC of 25.3%.

We have included a stock performance table below to disclose a measure of total shareholder return, reflecting positive performance, growth and the effectiveness of pay for performance alignment.
(1)	Reconciliations of GAAP to non-GAAP financial measures for adjusted net revenues, adjusted operating margin, adjusted net income and adjusted diluted earnings per share are provided in the tables included in Annex A to this proxy statement.
(2)	We define Return on Invested Capital (or “ROIC”) as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

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STOCK PERFORMANCE

The following table shows the total shareholder return for our common stock during the five fiscal year periods indicated below. The first row of the table indicates the cumulative return of an investor purchasing one share of RH common stock at the market close on January 30, 2015 and its value (percentage increase or decrease) at the associated fiscal year ends indicated in the table. The table then assumes a scenario where $100 was invested at the market close on January 30, 2015 in RH common stock, which is equivalent to 1.14 shares (if fractional shares were permitted), and its value (percentage increase or decrease) at the associated fiscal year ends indicated in the table.

	2015	2016	2017	2018	2019	2020
	(Jan. 30)	(Jan. 29)	(Jan. 27)	(Feb. 2)	(Feb. 1)	(Jan. 31)
Value of 1 share	$87.53	$61.62	$26.09	$92.04	$133.64	$208.75
Value of a $100 Investment	$100	$70.40	$29.81	$105.15	$152.68	$238.49
Percentage Change	N/A	-29.60%	-70.19%	5.15%	52.68%	138.49%

This table is supplemental to the stock performance graph presented in our 2019 Annual Report.

The following table sets forth, for fiscal 2019, our named executive officers, as defined in Item 402 of Regulation S- K promulgated under the Securities Act of 1933, as amended:

NAME	TITLE
Gary Friedman	Chairman and Chief Executive Officer
Ryno Blignaut(1)	Former President, Chief Financial and Administrative Officer
Jack Preston(2)	Chief Financial Officer
Eri Chaya	President, Chief Creative and Merchandising Officer and Director
DeMonty Price	President, Chief Operating, Service and Values Officer
David Stanchak	President, Chief Real Estate and Development Officer
(1)	Mr. Blignaut left the Company in March 2019.
(2)	Mr. Preston was appointed as Chief Financial Officer on March 5, 2019.

We believe that compensation paid to our executive officers should be:

Closely aligned with the performance of the Company, on both a short-term and long-term basis;

Linked to specific, measurable results intended to create value for shareholders;

Transparent, accessible and understandable by all stakeholders to understand what drives our executives; and

Tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our shareholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance.

The compensation committee has continued to focus on balancing the alignment of our executive compensation program with our financial performance, providing incentives for retention purposes, rewarding the continued transformation of the business in fiscal 2019 and tailoring our compensation arrangements to match changes in our executive leadership. In March 2020, the compensation committee reviewed the Company’s financial results, corporate performance measures and the adjusted net income before tax metric goals that were set for fiscal 2019 with respect to its performance-based annual cash incentive awards. The committee reviewed the extent to which those established goals were achieved and determined that the related compensation earned was at the 175% achievement level based on its targeted fiscal 2019 performance objectives (see “—Fiscal 2019 Business Highlights” above for more information regarding the Company’s financial performance and key strategies and initiative for fiscal 2019). In the case of

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Mr. Blignaut, who was hired on August 14, 2018 and left the Company in March 2019, the compensation committee determined to provide him with a discretionary bonus for fiscal 2018 in recognition of his not being eligible for a bonus under the LIP program due to his departure from the Company as well as in consideration of his contributions to the Company during his tenure and his assistance with the transition of his roles and responsibilities to Mr. Preston, the Company’s current Chief Financial Officer. In addition, the base salaries for Ms. Chaya, Mr. Price and Mr. Stanchak were increased from the fiscal 2018 base salaries, as further discussed below.

In the case of our Chairman and Chief Executive Officer, Mr. Friedman, the compensation committee has determined that no additional equity grants be made to him for fiscal 2018, fiscal 2019 and fiscal 2020 given his multi-year equity grant structure. Equity grants are the primary form of long-term incentive compensation provided to Mr. Friedman. In fiscal 2017, the compensation committee determined to grant to Mr. Friedman a multi-year equity award under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock with performance conditions tied to stock price performance (the “2017 Stock Option Award”), which the committee determined to be a transparent and accessible measure of overall value that aligns Mr. Friedman’s compensation with returns experienced by investors. The multi-year structure of the 2017 Stock Option Award was similar to the multi-year structure of the prior equity grant to Mr. Friedman in 2013 and is designed to incentivize Mr. Friedman and align him with a long-term view in leading the Company. Mr. Friedman has not requested changes to his base salary or bonus since 2016.

In its fiscal 2019 annual review of executive compensation, the compensation committee affirmed the effectiveness of the multi-year equity structure. Since the date of the equity award to Mr. Friedman through the end of fiscal 2019, the financial and operational performance of RH has improved and the stock price has appreciated. The 2017 Stock Option Award required substantial stock price appreciation from the Company’s share price on the date of grant: the stock price performance targets in Mr. Friedman’s equity award were set at $100, $125 and $150 per share, measured over a minimum four year time period from the date of grant and represented premiums to the grant-date stock price of 105.7%, 157.1% and 208.5%, respectively. As of February 2, 2018, the last trading day of fiscal 2017, the closing price of our common stock was $92.04 per share, a substantial increase over the price at the time of the equity award to Mr. Friedman in May 2017. As of February 1, 2019, the last trading day of fiscal 2018, the closing price of our common stock had further increased to $133.64 per share, and as of January 31, 2020, the last trading day of fiscal 2019, the closing price of our common stock had further increased $208.75 per share. Based on the strong performance of RH’s stock price since the date of the award to Mr. Friedman, the performance hurdles and time requirements with respect to 750,000 of the shares underlying the 1,000,000 share option award have been achieved as of May 1, 2020.

See “—2017 Stock Option Award to Chairman and Chief Executive Officer” below for an explanation of the terms of the option award and a description of the performance hurdles and time requirements.

We continue to believe that our executive compensation program, including the compensation of our Chairman and Chief Executive Officer, is clearly structured to reflect the best interests of shareholders and that if we continue to drive improving operational and financial performance investors will be rewarded by stock price appreciation.

Shareholder Engagement

We actively engage with major shareholders of the Company, which has been a practice of the Company since our initial public offering in 2012. At our prior year annual meeting, approximately 88% of the votes cast by our shareholders supported our say-on-pay proposal. We are committed to the interests of our shareholders and the delivery of shareholder value through our focus on execution, architecture and cash, including through capital allocation, optimization of free cash flow and increasing the gross margins of the business. We believe that, as part of this commitment, it is important to maintain an ongoing dialogue with shareholders, including with respect to feedback on our executive compensation programs. In 2016, we launched a formalized annual shareholder outreach program in order to solicit additional input from shareholders with respect to corporate governance and executive compensation practices. This shareholder outreach effort has continued in each subsequent year. Along with our annual shareholder outreach program, throughout the year, members of our leadership team, including our Chief Financial Officer and head of investor relations, engage in regular shareholder and investor communications, in which we receive feedback.

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As part of our shareholder outreach efforts, we have provided explanations of our organizational and leadership structures and our constant efforts to continue evolving our leadership structure in order to refine the organizational design and improve its alignment with the evolution of the business. In particular, we have highlighted that numerous business initiatives like the membership program have resulted in simplification of some aspects of our business, while other new initiatives require on-going leadership focus and efforts, and that the shifts in focus and responsibilities of our business and executive officers are designed to attune the organizational and leadership structures to the transformation of our business. This formalized shareholder outreach program is designed to solicit feedback from the Company’s shareholders with respect to a number of topics related to our executive pay practices and corporate governance policies. This effort supplements the ongoing communications between our leadership and shareholders. We continue to receive feedback from our investors under our shareholder outreach program throughout the year.

AS PART OF THE SHAREHOLDER OUTREACH CAMPAIGN:

Every year we endeavor to solicit the views of investors that we believe represent approximately 50% or more of our issued and outstanding shares as of December 31st, the end of that applicable calendar year and endeavor to have discussions with and receive feedback from such investors, with a focus on institutional investors. Our practice and our ability to solicit 50% or more of our voting shares, depends in part on the concentration or lack of concentration of voting shares within our shareholder base. For example, as our shareholder base becomes more dispersed, our ability to solicit the views of approximately more than 50% may become more challenging. Since 2016, we have consistently reached out to and solicited the views of more than 50% of our issued and outstanding shares.

In 2020, we solicited the views of institutional investors that we believe represented approximately 50% of our issued and outstanding shares owned by institutional investors as of December 31, 2019, and had discussions with and received feedback from investors representing approximately 29% of such outstanding shares.

In 2020, in as much as we had contacts with a large number of our investors in our prior annual shareholder outreach campaigns, a number of our investors that had been previously contacted indicated there was not a need to have a further round of conversations in the current annual shareholder outreach campaign as their positions on the topics discussed had not changed in any significant way from the prior year conversations.

In addition to the general feedback noted in the chart below, investors have expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the “against” vote recommendation two years ago from two proxy advisory firms on our say-on-pay proposal. The results of the shareholder outreach campaign, including concerns and feedback we received, were provided to our board of directors.

WHAT WE HEARD	WHAT WE DID

Shareholders requested that we make our proxy statement more readable and make the information presented more accessible.

We have continued to fine tune our proxy statement presentation, including providing more information in tables and charts rather than within lengthy narrative form in order to make the proxy statement easier to read and the information more accessible.

Shareholders requested increased transparency around peer group or other competitive measurements used by the Company for our pay-for-performance alignment.	We have enhanced our disclosure around our market check approach to our compensation practices to ensure performance alignment and retention of our key executives.

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WHAT WE HEARD	WHAT WE DID
Shareholders requested increased transparency into the metrics used in our annual (short-term) cash bonus or Leadership Incentive Program, or “LIP.”	We have provided additional disclosure in our CD&A in order to explain the reasons we chose certain compensation metrics and to show how our program is aligned with shareholder interests.

Shareholders requested increased transparency into the decision to use stock price as part of the performance metric under our long-term incentive (equity) program.

Given one of our core foci is on innovation and business transformation, and our objectives to use a metric that is objectively measurable, aligned on both the Company’s short-term and long-term goals, useful across the multiple industries (such as e-commerce and hospitality) in which we operate or intend to operate in the long-term, transparent, understandable and accessible to our shareholders and other key stakeholders, including our associates, we believe and have determined stock price is a useful performance metric that addresses all of the Company’s strategic goals for a performance metric.

In addition, we provide detailed information concerning the structuring of  the 2017 Stock Option Award provided to Mr. Friedman, including regarding the selling restrictions tied to stock price appreciation.

Shareholders requested information related to other performance metrics such as total shareholder return (“TSR”) and ROIC.

We continued to refine our executive compensation program to create significant pay-for-performance alignment. Although we do not use ROIC or TSR as metrics as part of our long-term incentive strategy, we have been providing additional information regarding these measures in our Form 10-K and as well as in our earnings releases and disclose them here in our proxy statement for convenience.

We have included a stock performance table above to disclose a measure of total shareholder return, reflecting positive performance, growth and the effectiveness of pay for performance alignment.

Please see “—Fiscal 2019 Business Highlights” at the beginning of the CD&A of this proxy statement.

Shareholders requested additional disclosure regarding our corporate governance practices and our approach to environmental, social and governance issues.

We have continued to enhance our corporate governance disclosures. This year we added a new section to this proxy statement that provides additional information regarding our corporate social responsibility program and our approach to environmental, social and governance initiatives and topics relevant to the Company’s business.

In 2018, we included disclosure about our newly adopted stock ownership guidelines.

Please see the “Corporate Governance” and “Environmental, Social & Governance” sections of this proxy statement.

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WHAT WE HEARD	WHAT WE DID
Shareholders requested further disclosure about our independence determinations with respect to our directors.

We expanded our disclosures regarding our independence determinations with respect to our directors, in particular regarding our determination that Mr. Alberini is an independent director and our determinations regarding his appointment to any committees.

Shareholders requested further disclosure about the nature of our Chairman and Chief Executive Officer’s multi-year awards and further explanation around the period that the award is intended to cover.

In those circumstances where we make a multi-year equity award to an executive officer, we intend to disclose details concerning the multi-year nature of the award.

We have followed a practice of making multi-year equity awards to our Chairman and Chief Executive Officer in several instances and we have provided substantial additional disclosure concerning those multi-year awards. In particular, we provided a multi-year equity award to him in the second fiscal quarter of 2013. In the second quarter of fiscal 2017, we granted our Chairman and Chief Executive Officer an additional multi-year equity award that is designed to serve for a four year period. We have included enhanced disclosure concerning these multi-year equity awards to our Chairman and Chief Executive Officer in our CD&A in order to explain the intent and details behind these large equity awards as well as the fact that we have not granted further equity awards to Mr. Friedman in fiscal 2018 or fiscal 2019.

The multi-year structure arose out of a purposefully driven conversation and discussion between the compensation committee and Mr. Friedman and is believed to incentivize Mr. Friedman and align him with a long-term view in leading the Company.

Shareholders also expressed a preference that equity awards granted to the executive officers of RH in particular be tied to performance metrics rather than simple time based metrics based on continued service.

Our compensation program relies on equity and equity upside as a key method to align incentives between the leadership team and our investors. For example, we consider stock option awards, which only have value if the stock goes higher, a key component of our compensation program.

Based on discussions and compensation reviews in 2016 and 2017, we structured the 2017 Stock Option Award to Mr. Friedman to require substantial stock price appreciation from the price of our common stock on the date of grant in order for restrictions on the shares underlying the award to lapse. We also required a four year service period for the Chief Executive Officer in order to assure that these price objectives would be measured on a sustained basis rather than at a single moment in time.

We believe the four year structure of the award aligns and incentivizes Mr. Friedman to take a multi-year and long-term approach in leading the Company.

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WHAT WE HEARD	WHAT WE DID
Shareholders requested increased clarity regarding changes in our senior leadership structure and roles.

As a result of the ongoing evolution of our business, we continuously adjust the structure and operation of our executive leadership team to meet the needs of our business and optimize the outcome of our initiatives. We frequently implement changes to our organizational design in order to more closely align our leadership structure with the changing needs of the business. We have launched numerous initiatives that have become integral to the ongoing development of our business including, among others: (i) our membership program; (ii) the introduction of RH Hospitality in many of our new Gallery locations; (iii) the transformation of our real estate both through the introduction of new Galleries and changes in the real estate development model; (iv) ongoing restructuring and improvements to our distribution centers, transportation network and supply chain; (v) the introduction and expansion of design services as part of our Gallery operations; (vi) improvements in our home delivery and outlet model including the introduction of reverse logistics; (vii) improvements in our product assortment including the introduction of new categories such as RH Modern, RH Beach House and RH Ski House; and (viii) expansion of our business into international markets. While some of these initiatives such as the ongoing development of RH Hospitality have required us to add incremental leadership positions, others have simplified our business.

Our efforts architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, are driving lower costs and reductions in inventory levels. Likewise, the adoption of a membership model has resulted in simplification in our business and corresponding reduction in certain leadership personnel. Many of the efforts to improve our organizational design have resulted in changes in our home office operations and increased responsibilities for our executive leadership team.

We have provided ongoing disclosure concerning the roles of our senior leadership personnel including Ms. Chaya, Mr. Price and Mr. Stanchak. Over the last several years, we have increased the scope of responsibility for our named executive officers including Ms. Chaya, Mr. Price and Mr. Stanchak, each of whom works closely with our Chief Executive Officer. Ms. Chaya, our President, Chief Creative and Merchandising Officer oversees our product assortment and merchandising as well as related parts of our business including our Source Books and web presence. Mr. Price, our President, Chief Operating, Service and Values Officer, oversees our Gallery operations, Human Resources, distribution centers and supply chain, outlet and call center operations. Mr. Stanchak, our President, Chief Real Estate and Development Officer oversees our real estate transformation. The compensation committee determined to increase the base salaries for these named executive officers for fiscal 2019, as discussed below, in light of the increased responsibilities of such named executive officers and in order to incentivize them to continue to drive operational performance through these initiatives.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 55

OVERVIEW OF COMPENSATION PROGRAM & PHILOSOPHY

OUR COMPENSATION PROGRAM IS DESIGNED TO DO THE FOLLOWING:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives

Encourage an ownership and entrepreneurial mindset

Our programs create in our leadership an ownership and entrepreneurial mindset in order to align the annual and long-term strategic goals of our executives with those of our Company and our shareholders, including improvements in shareholder returns

Motivate	Our programs motivate our executives to achieve superior results for our Company and our shareholders

Reward performance

We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in shareholder-aligned financial successes, including improvements in our stock price

Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks

Provide transparent reward systems	Our reward systems are easily understood by our leaders and shareholders

Reinforce the succession planning process

Our programs help leadership to focus on identifying, and help us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

One of our overriding goals informing our compensation philosophy is to create in our leadership an ownership and entrepreneurial mindset in order to align leadership performance with improvements in shareholder returns. Our compensation programs aim to improve upon this interest alignment through various methods, including the use of stock options for equity grants, the use of long-term price performance targets in the award granted to our Chief Executive Officer and various profit metrics in the bonus plan.

We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

56 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

PRACTICES WE FOLLOW

100% independent directors on our compensation committee

Annual review and approval of our compensation strategy

Independent compensation consultant engaged by our compensation committee

Performance-based cash incentives

Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

We have continued to shift our vesting practices to incentivize retention and a long-term leadership approach by using either five-year or seven-year vesting periods, with vesting weighted more heavily in the back years

For most of our equity awards, we have shifted our vesting practices to use back-loaded seven-year vesting periods, which we believe motivates our associates and executives to take a sustainable approach in creating long-term shareholder value

Our seven-year award structure vest 10% in years one, two and three; 15% in years four and five; and 20% in years six and seven

Generally, we continue to use five-year vesting upon hiring

Depending on the circumstances, awards may vest 20% per year on a straight-line basis or in a back-loaded vesting schedule where larger amounts vest in later years

We have been more frequently using the back-loaded vesting structure and shifting from awards that vest on a straight-line basis in order to create longer term incentives for performance

Five-year vesting structures that are not straight-line vesting may vest in several different ways including, by way of example:

– 15% in year one; 15% in year two; 20% in year three; 25% in year four; and 25% in year five; or

– 10% in year one; 10% in year two; 20% in year three; 30% in year four; and 30% in year five

Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our common stock

In May 2018, the board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 26, 2020, beneficially owns approximately 27.8% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2019, was valued at approximately 610.6 times his annual base salary for fiscal 2019(1), far above the multiple of six times salary minimum ownership requirement

Broad-based company-sponsored health and retirement benefits programs

(1)	Based on shares owned directly, shares owned indirectly and reported as beneficially owned for Section 16 reporting purposes, and the “in the money” value of stock options, restricted stock and restricted stock units that are no longer subject to vesting or selling restrictions.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 57

PRACTICES WE AVOID

No “single trigger” change of control benefits

No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our associates generally

No hedging or derivative transactions involving our securities by directors, officers, associates or other insiders

We have not repriced or bought out underwater stock options

No acceleration of share vesting generally – instead, we have simple customary levels of severance protection commensurate with a senior position

No tax gross-ups for change of control benefits

No defined value pensions or long term cash incentives like supplemental retirement plans or other forms of long-term deferred compensation

No equity awards for leadership with short-term restrictions or vesting, such as one-, two- or three-year vesting

COMPENSATION COMMITTEE REVIEW OF COMPENSATION

Our board of directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs.

The compensation committee engages in the following, either together with the board of directors as a whole or as a committee, making recommendations to the board of directors regarding approval, as necessary:

Annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;

Evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

Determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

In addition, the compensation committee annually reviews the following:

Annual base salary levels;

Annual incentive compensation levels;

Long-term incentive compensation levels; and

Any supplemental or special benefits

Ensure that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

Determine the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

Perform other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

58 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

COMPENSATION LEVEL SETTING PROCESS

Our compensation committee reviews the following, among other factors, when determining compensation:

The individual’s performance and contributions to financial objectives;

Equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

Individual leadership, expectations, expertise, skill, and knowledge;

Overall compensation, including base salary and bonus opportunity, as a whole;

Analyses of competitive market compensation practices and labor market conditions;

Alignment with the long-term business strategy of the Company;

Retention and succession planning;

Input from senior leadership, including our Chairman and Chief Executive Officer; and

Input from an independent compensation consultant.

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the board of directors and the compensation committee take a holistic approach and considers all relevant factors to the compensation decision being made in any given year. The board of directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

ROLE OF LEADERSHIP IN DETERMINING EXECUTIVE COMPENSATION

In determining the total compensation for each executive officer, the board of directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of leadership.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

Evaluating their performance;

Discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;

Considering retention and succession planning;

Recommending business performance targets and establishing objectives; and

Recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the board of directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the board of directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The board of directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our Chief Financial Officer and certain of our Presidents, when setting financial objectives for our performance-based incentive program.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 59

Our executive compensation program is designed to reward successful annual performance while encouraging long-term value creation for our shareholders. Short- and long-term incentive compensation is subject to rigorous, objective, at-risk performance hurdles across our performance metrics and performance periods, which the compensation committee intends to be an incentive to leadership to drive Company performance and encourage prudent risk management consistent with the Company’s financial and strategic goals.

ROLE OF COMPENSATION CONSULTANTS

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions.

Commencing in January, 2017, Mercer was engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives. Mercer has continued to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2017, fiscal 2018 and fiscal 2019.

In fiscal 2019, Mercer conducted research as directed by the compensation committee and supported the compensation committee in the design of executive and board compensation. The compensation committee has considered the independence of Mercer in accordance with applicable SEC and NYSE rules. Although Mercer worked with leadership to develop plans that support our business objectives while carrying out its duties for the compensation committee, Mercer was retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

ANALYSES OF COMPETITIVE MARKET PRACTICES

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies, both inside and outside the retail industry, located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We conducted a comprehensive review of market compensation practices for executive officer compensation in fiscal 2016 and then again conducted a review in relation to our review of our Chief Executive Officer’s compensation at the time of setting his fiscal 2017 multi-year equity grant. At such times, the compensation committee reviewed the compensation practices of a number of companies, including companies of similar size to us, companies that have out-performed the market consistently in terms of growth and return measures, other brand and retail companies, particularly specialty retail companies, and companies in the technology sector. In addition, the compensation committee reviewed data related to a number of companies with headquarters located on the West Coast (in particular, in the San Francisco Bay Area), regardless of size, because we believe such companies located on the West Coast have unique hiring and compensation practices, which are important for us to consider given the location of our headquarters and the talent pool from which we hire our executive and other associates.

60 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

In addition, Mercer also provided the compensation committee with data from their own review of proxy information. The result of this analysis is a comprehensive review of the elements of compensation and practices that are determined to be relevant in setting compensation for our executive officers.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data only as reference points in the review of the Company’s compensation practices, but do not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

For fiscal 2019, total compensation of the Company’s named executive officers and other executives was generally within the range of the market data referenced above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, our financial and operating performance and consideration of individual performance and experience.

EXECUTIVE COMPENSATION COMPONENTS

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the board of directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

COMPENSATION ELEMENTS	OBJECTIVES

Annual base salary	Compensate for services rendered during the fiscal year.

Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.

Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our shareholders.

Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior associates for key positions.

Employment agreements; severance and change of control benefits	Promote stability and continuity of senior leadership.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 61

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the board of directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases: evaluation of the executive officer’s personal performance for the year; the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary); the Company’s performance for the year; the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

As part of their review, the compensation committee in particular considered, in addition to other factors listed above, our financial performance in 2019 and continued focus on multiple long-term key strategies, including transforming our real estate platform, expanding our product offering and increasing our market share, architecting a new operating platform, elevating the customer experience, increasing operating margins, optimizing the allocation of capital in the business and maximizing cash flow, and pursuing international expansion. Following this review, the base salaries of certain of our named executive officers were increased in fiscal 2019, with salary amounts as follows:

	BASE SALARY
NAME	FISCAL 2018	FISCAL 2019	INCREASE
Gary Friedman	$1,250,000	$1,250,000	—%
Ryno Blignaut(1)	$750,000	n/a	n/a
Jack Preston(2)	n/a	$725,000	n/a
Eri Chaya	$950,000	$1,000,000	5.26%
DeMonty Price	$850,000	$900,000	5.88%
David Stanchak	$700,000	$800,000	14.29%
(1)	Mr. Blignaut was hired on August 14, 2018. Mr. Blignaut left the Company in March 2019.
(2)	Mr. Preston was appointed as Chief Financial Officer on March 5, 2019 and was not a named executive officer prior to fiscal 2019. As a result, no disclosure is made for fiscal 2018 in accordance with SEC rules.

With our continued focus on the transformation of our business and executing a new business model, including the particular focuses on execution, architecture and cash and capital allocation, the Company implemented changes to our organizational design, including by streamlining and realigning our home office operations. This included significant changes in the responsibilities taken on by DeMonty Price, our President, Chief Operating, Service and Values Officer, who took on the responsibility over our supply chain, outlet and call center operations, Eri Chaya, our President, Chief Creative and Merchandising Officer, who took on additional roles and responsibilities due to the departure of our former President, Chief Merchandising and Business Development Officer, and David Stanchak who was promoted at the end of fiscal 2017 to President, Chief Real Estate and Development Officer and in such role has taken on increased responsibilities for our real estate transformation and related initiatives. These changes in the responsibilities of such officers were accompanied by a simplification of our organizational structure and design as part of our constant efforts to reevaluate, refine and streamline the leadership organizational structure and design in order to meet the needs of the business as our business transforms and evolves. As a result of this reorganization and increased set of roles and responsibilities by such officers, the compensation committee made commensurate increases to their respective salaries.

62 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

Performance-Based Annual Cash Incentives

We have adopted the Leadership Incentive Program, or “LIP,” which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible associates, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of associates eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP link a significant portion of the named executive officer’s total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of financial objectives, rather than individual performance, in order to focus the entire senior leadership team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary (which eligible portion is based on the salary earned during the fiscal year). The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives.

The compensation committee and/or the board of directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the board of directors as a whole, sets the financial objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the financial objectives under the LIP (at least 20% for fiscal 2019). The compensation committee, either as a committee or with the board of directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. In making the determination of minimum and target levels, the compensation committee and/or the board of directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. The compensation committee and the board of directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the board of directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the board of directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP.

For fiscal 2019, the performance metric for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated net income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which are important factors of our long-term business strategy. We believe the use of Adjusted Income is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of shareholders. Our leadership uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 63

For fiscal 2019, the compensation committee approved the following targets under the LIP:

ACHIEVEMENT LEVEL	ADJUSTED INCOME BEFORE TAX	CHANGE FROM FISCAL 2018
20%	$245 million	increase of approximately $76 million
100%	$297 million	increase of approximately $79 million
200%	$361 million	increase of approximately $81 million

In fiscal 2019, LIP targets were established based upon the Company’s operating plans and objectives for fiscal 2019 which in turn were formulated in part based upon the results for fiscal 2018. The compensation committee sets the LIP targets with the objective of encouraging the leadership team to drive financial performance based upon the Company’s operating plan and financial objectives for the year in question.

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP in fiscal 2019 for our executive officers at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level. During its annual review of the LIP and bonus targets for the executive officers for fiscal 2019, the compensation committee determined not to make any changes to the bonus targets as a percentage of the eligible portion of the executive’s base salary for Mr. Friedman, Ms. Chaya, Mr. Price and Mr. Stanchak from such targets for fiscal 2018.

ACHIEVEMENT LEVEL	GARY FRIEDMAN	RYNO BLIGNAUT(1)	JACK PRESTON(2)	ERI CHAYA	DEMONTY PRICE	DAVID STANCHAK
Below 20%	—%	—%	—%	—%	—%	—%
20%	20%	10%	10%	10%	10%	10%
100%	125%	50%	50%	50%	50%	50%
200%	250%	100%	100%	100%	100%	100%
(1)	Mr. Blignaut was hired on August 14, 2018. Mr. Blignaut left the Company in March 2019.
(2)	Mr. Preston was appointed as Chief Financial Officer on March 5, 2019.

64 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

In March 2020, the compensation committee reviewed our financial results related to the LIP targets set in the prior year, and determined that the Company reached the 175% Achievement Level with respect to the Company’s financial objectives. In fiscal 2019, the Company substantially exceeded its targets under the LIP due to the Company’s ongoing acceleration in financial performance. The compensation committee determined that Adjusted Income for fiscal 2019 for purposes of the LIP was approximately $345.5 million, which reflected the compensation committee’s determination that certain other extraordinary or non-recurring items should also be excluded from determining Adjusted Income for purposes of the LIP. The $345.5 million represents a 32% year-over-year increase from prior year results. The compensation committee, after discussion with management of the Company, determined to delay the payment of the fiscal 2019 bonus earned under the LIP until July 2020 in connection with a range of compensation decisions made in light of the ongoing uncertainty stemming from the COVID-19 health crisis. The compensation committee has approved payment at such time of the bonuses earned under the LIP for our named executive officers as follows:

	FISCAL 2019
NAME	BONUS EARNED UNDER THE LIP	ELIGIBLE PORTION OF BASE SALARY	BONUS EARNED AS % OF ELIGIBLE BASE SALARY	CHANGE FROM FISCAL 2018 BONUS AS % OF BASE SALARY
Gary Friedman	$2,734,375	$1,250,000	219%	6%
Ryno Blignaut(1)	n/a	n/a	n/a	n/a
Jack Preston(2)	$634,375	$725,000	88%	n/a
Eri Chaya	$863,221	$986,538	88%	2%
DeMonty Price	$775,721	$886,538	88%	2%
David Stanchak	$668,269	$763,736	88%	2%
(1)	Mr. Blignaut was hired on August 14, 2018. Mr. Blignaut left the Company in March 2019.
(2)	Mr. Preston was appointed as Chief Financial Officer on March 5, 2019 and was not a named executive officer prior to fiscal 2019. As a result, no disclosure is made for fiscal 2018 in accordance with SEC rules.

The LIP provides substantial variation in compensation from year to year based upon the achievement of financial performance objectives, as reflected in the table below. In prior years, we have paid bonuses under the LIP based on financial performance that has exceeded targets and partially met targets, and we have not paid bonuses under the LIP when the Company has not met targets.

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2014	2015	2016	2017	2018	2019
Achievement level	106%	30%	Less than 20%	90%	170%	175%

Mr. Blignaut, who was hired on August 14, 2018, was not eligible for a cash bonus payable under the 2018 LIP or 2019 LIP due to his departure from the Company in March 2019. The compensation committee determined to provide him with a discretionary bonus for fiscal 2018 in the amount of $171,000 in recognition of his assistance with the transition of his roles and responsibilities to Mr. Preston, the Company’s current Chief Financial Officer.

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 65

In March and April 2019, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate,” and equity use as they relate to equity grants for executive officers to determine if such grants were appropriate and in line with our compensation philosophy and objectives. The compensation committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) the Company’s continued desire to align its executive officers’ long-term interests with those of our shareholders. The compensation committee’s determinations regarding equity grants for executive officers for fiscal 2019 were also influenced by the desire to provide additional retention incentives to the Company’s executive officers, and the level of awards approved by the compensation committee took into account this desire to include a retention feature in the awards. The compensation committee’s determinations regarding equity grants for associates for fiscal 2019 were also influenced by the desire to manage the annual share usage, or “burn rate,” and thus the compensation committee elected to substantially limit new equity grants to existing associates, to new hires, and with respect to promotions in fiscal 2019.

In fiscal 2019, the compensation committee reviewed the grants of equity awards to the executive officers. In fiscal 2017, the compensation committee determined to award Mr. Friedman a multi-year equity award with performance conditions tied to stock price performance. Consistent with the compensation committee’s determination that such fiscal 2017 equity award be a multi-year grant, the compensation committee did not make equity awards to Mr. Friedman in fiscal 2018 or fiscal 2019. See “—2017 Stock Option Award to Chairman and Chief Executive Officer” below for further detail regarding the multi-year equity award.

In fiscal 2019, the compensation committee determined to make additional equity awards to the other named executive officers. The compensation committee approved grants of stock options to the named executive officers, as follows:

NAME	STOCK OPTIONS		RESTRICTED STOCK UNITS
Gary Friedman	—		—
Ryno Blignaut	—		—
Jack Preston	70,000	(1)	—
Eri Chaya	50,000	(1)	—
DeMonty Price	40,000	(1)	—
David Stanchak	40,000	(1)	—
	25,000	(2)
(1)	The stock options were granted at an exercise price of $101.25 per share, the fair market value of our common stock on April 2, 2019, the date of grant. The options vest on each anniversary of the date of grant with 10% of the options on each of years 1, 2 and 3, 15% of the options on each of years 4 and 5 and 20% of the options on each of years 6 and 7, and expire in 10 years, subject to the named executive officer's continued service with the Company.
(2)	The stock options were granted at an exercise price of $124.81 per share, the fair market value of our common stock on July 19, 2019, the date of grant. The options vest at a rate of 20% per year over five years on each anniversary of the date of grant, and expire in 10 years, subject to the named executive officer's continued service with the Company.

We have shifted our compensation practices towards the exclusive use of stock options, in lieu of “full value” awards such as restricted stock units, as part of our long-term equity incentive plan. We believe this shift, by rewarding the executives for creating upside gains in the share prices, creates the right incentives for our executives to drive performance and better align the long-term incentives of our executives with that of the long-term view of our shareholders. We found the use of other instruments such as restricted stock units did not significantly differentiate itself from cash compensation. As a high-growth company, we believe the use of stock options aligns our executives with the expectation of shareholders for the Company to exceed and increase its value over time.

66 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

2017 Stock Option Award to Chairman and Chief Executive Officer

On May 2, 2017, the compensation committee granted a stock option to Mr. Friedman under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock with certain selling restrictions tied to stock price appreciation, with a ten year term and an exercise price of $50 per share, a premium to the market price for the common stock on the date of the grant. Selling restrictions attached to the shares only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements, as further described below. The compensation committee believes that the combination of time-based restrictions and performance-based restrictions tied to stock price appreciation creates a strong alignment between Mr. Friedman and the objectives of the Company’s shareholders. As previously disclosed, the 2017 Stock Option Award was structured to be a multi-year award covering a four year period, similar to the 2013 award that was previously in place for four years. Consistent with this expectation the compensation committee did not grant Mr. Friedman an additional equity award in fiscal 2018 or fiscal 2019. The key terms of the 2017 Stock Option Award are:

The 2017 Stock Option Award may be exercised at any time but the selling restrictions on the underlying shares only lapse upon the Company’s common stock price achieving price objectives of $100 per share, $125 per share and $150 per share and Mr. Friedman remaining in service through the achievement of such stock price performance requirements.

To achieve any given price target, the Company’s weighted average stock price, measured over a period of the last ten trading days on a volume weighted average price, must remain at or above the dollar thresholds stated above for twenty consecutive trading days (i.e., a trailing ten day average minimum price that must be sustained for twenty consecutive trading days). These features have the effect of requiring that the stock remain above the target price objective for a sustained period of time.

Stock price performance is measured annually over a “performance year,” and the selling restrictions may lapse for up to one-quarter of the award in any given performance year. A “performance year” is any twelve-month period that begins on May 2nd. With respect to any given performance year, if the “twenty day average trading price” as described above for RH common stock exceeds $100 per share, $125 per share, or $150 per share during such performance year, then the selling restrictions will lapse as to a maximum of 83,333 shares, 166,666 shares, or 250,000 shares, respectively, on the last day of such performance year, if Mr. Friedman remains employed by RH with the authority, duties, or responsibilities of a chief executive officer at such date.

Any share selling restrictions that have not lapsed by the end of the eighth performance year will thereafter only lapse on the twentieth anniversary of the grant date. As a result, if the stock price goals are not achieved by the eighth performance year, the underlying shares issuable upon any exercise of the option could not be sold until the twentieth anniversary of the grant date and RH would have certain rights to repurchase such shares at a point in time after exercise using an unsecured promissory note.

The following table quantifies the stock price appreciation from the date of grant that would be required to achieve each price objectives:

	PRICE TARGET ($)	PREMIUM TO GRANT DATE STOCK PRICE (%)
Exercise Price	$50	2.8%
Performance Targets	$100	105.7%
	$125	157.1%
	$150	208.5%

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 67

The following chart presents graphically the number of shares that would be eligible to have selling restrictions lapse in each year of the first four anniversaries of the date of grant at the various stock price objectives:

During the first performance year, which ended on May 1, 2018, none of the selling restrictions lapsed. In particular, even though the stock price traded above $100 per share on 35 separate trading days during such year the $100 stock price performance target was not achieved due to the requirements that the stock price remain above the price target for twenty consecutive trading days and that the price measured on each day is a ten-day average price.

During the second performance year, which ended on May 1, 2019, the $100 stock price performance objective was achieved and the $125 stock price performance objective was achieved. As a result, the selling restrictions on 333,332 of the shares under the option lapsed as follows: (a) the selling restrictions for the carried over shares from the first performance year lapsed as to (i) 83,333 shares on June 12, 2018, the date on which the $100 stock price was met, and (ii) 83,333 shares on July 16, 2018, the date on which the $125 stock price was met and (b) the selling restrictions as to 166,666 shares from the second performance year lapsed on May 1, 2019. The $150 stock price performance objective was not achieved even though the stock price traded above $150 per share on 29 separate trading days during the year ended May 1, 2019, again due to the requirement that the stock price remain above the price target for twenty consecutive trading days and that the price is measured on each day as a ten-day average price.

During the third performance year, which ended on May 1, 2020, each of the $100 stock price performance objective, the $125 stock price performance objective and the $150 stock price performance objective was achieved. As a result, the selling restrictions on 416,668 additional shares under the option lapsed, as follows: (a) the selling restrictions for the carried over shares from the first performance year lapsed as to 83,334 shares on October 9, 2019, the date on which the $150 stock price was met, (b) the selling restrictions for the carried over shares from the second performance year lapsed as to 83,334 shares on October 9, 2019, the date on which the $150 stock price was met and (c) the selling restrictions as to 250,000 shares from the third performance year lapsed on May 1, 2020.

Selling restrictions remain in place for the final tranche of 250,000 shares. If Mr. Friedman’s employment with RH is (i) terminated by RH without cause, (ii) terminated by Mr. Friedman for good reason (as such terms are defined in the option award agreement), or (iii) terminated for death or disability (as such term is defined in the option award agreement), then any selling restrictions on shares subject to the 2017 Stock Option Award that would have been

68 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

eligible to lapse at any time during the twelve-month period following such termination had such termination not occurred will be eligible to lapse based solely upon the achievement of the stated price levels at any point during such twelve-month period. For further details regarding the option award agreement, see the Company’s Current Report on Form 8-K filed on May 3, 2017.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior associates for key positions. We generally provide our named executive officers a car allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another nonqualified deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its associates. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company associates.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area or for other reasons. However, relocation incentives or benefits may be subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2019.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. None of our named executive officers received a discretionary bonus in fiscal 2019. For fiscal 2018, Mr. Blignaut received a discretionary bonus in recognition of his assistance with the transition of his roles and responsibilities to Mr. Preston, the Company’s current Chief Financial Officer, as well as the fact that he was not eligible for a LIP bonus by the terms of the plan due to his departure from the Company in March 2019.

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key associates, including certain of the named executive officers, which agreements provide severance benefits in the event of certain terminations of employment. These severance protection agreements are designed to promote stability and continuity of senior leadership. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “—Potential Payments Upon Termination and Change in Control” below. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 69

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

We conducted an assessment of the Company’s compensation policies and practices for its associates and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s associates are not encouraged to take excessive risks. The compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “—Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no person employed by us or director may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective.

Stock Ownership by Executives

In May 2018, the board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. See “Corporate Governance—Director & Executive Stock Ownership Guidelines.”

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 26, 2020, beneficially owns approximately 27.8% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2019, was valued at approximately 610.6 times his annual base salary for fiscal 2019, far above the multiple of six times salary minimum ownership requirement. Additional information regarding the shareholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Top Shareholders & Leadership.”

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount that we may deduct for compensation paid to certain of our executive officers to $1,000,000 per person in any year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. However, the compensation committee retains the flexibility and discretion to approve compensation that is nondeductible under Section 162(m) as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

70 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

CEO Pay Relative to Median Pay of Our Associates

The compensation for our Chief Executive Officer in fiscal 2019 ($4,009,656 as disclosed in the 2019 Summary Compensation Table) was approximately 119 times the median of the annual “total compensation,” as defined by Item 402(u) of Regulation S-K, of persons employed by us whom we refer to as associates ($33,573). Total compensation includes base salary, bonus compensation, equity awards and other perquisites and allowances. Our Chief Executive Officer to median associate pay ratio is calculated in accordance with Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified the median associate by examining the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us on October 31, 2019. We included all associates, whether employed on a full-time, part-time, temporary or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to payroll compensation amounts. After identifying the median associate based on total W-2 payroll compensation, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 71

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation earned by our named executive officers in fiscal 2019, fiscal 2018 and fiscal 2017.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS		STOCK AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)		TOTAL
Gary Friedman Chairman and CEO	2019	$1,250,000	$—		$—	$—	$2,734,375	$25,281	(6)	$4,009,656
	2018	$1,250,000	$—		$—	$—	$2,664,063	$29,694	(6)	$3,943,757
	2017	$1,250,000	$—		$—	$23,870,000	$1,409,375	$35,095	(6)	$26,564,470
Ryno Blignaut(4) Former President, Chief Financial and Administrative Officer	2019	$86,538	$—		$—	$—	$—	$1,000		$87,538
	2018	$357,692	$171,000	(7)	$—	$8,594,000	$—	$6,000		$9,128,692
Jack Preston(5) Chief Financial Officer	2019	$725,000	$—		$—	$4,156,852	$634,375	$12,000		$5,528,227
Eri Chaya President, CCO, CMO & Director	2019	$986,538	$—		$—	$2,969,180	$863,221	$12,000		$4,830,939
	2018	$916,538	$—		$—	$3,121,500	$781,302	$12,000		$4,831,340
	2017	$837,601	$—		$—	$—	$377,758	$12,000		$1,227,359
DeMonty Price President, Chief Operating, Service and Values Officer	2019	$886,538	$—		$—	$2,375,344	$775,721	$12,000		$4,049,603
	2018	$799,808	$—		$—	$3,121,500	$681,766	$12,000		$4,615,074
	2017	$687,601	$—		$—	$—	$310,108	$12,000		$1,009,709
David Stanchak President, Chief Real Estate and Development Officer	2019	$763,736	$—		$—	$4,091,794	$668,269	$13,686	(8)	$5,537,485
	2018	$683,269	$—		$—	$1,560,750	$582,464	$12,000		$2,838,483
	2017	$637,601	$—		$—	$461,404	$287,558	$13,853	(8)	$1,400,416
(1)	Reflects the aggregate grant date fair value of the awards made in fiscal 2019, fiscal 2018 and fiscal 2017, computed in accordance with FASB ASC 718 rather than the amount paid to or realized by the named executive officer. See Note 16—Stock-Based Compensation in our audited consolidated financial statements contained in our 2019 Annual Report.
(2)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2019, fiscal 2018 and fiscal 2017 performance, as applicable. The compensation committee determined to delay the payment of the fiscal 2019 bonus earned under the LIP until July 2020 in connection with a range of compensation decisions made in light of the ongoing uncertainty stemming from the COVID-19 health crisis. Discretionary bonuses not awarded under the LIP are reflected in the “Bonus” column above.
(3)	Reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(4)	Mr. Blignaut was not a named executive officer prior to fiscal 2018 and, as a result, no disclosure is made for fiscal 2017 in accordance with SEC rules. Mr. Blignaut left the Company in March 2019.
(5)	Mr. Preston was appointed as Chief Financial Officer on March 5, 2019 and was not a named executive officer prior to fiscal 2019. As a result, no disclosure is made for fiscal 2018 in accordance with SEC rules.
(6)	In fiscal 2019, represents $12,000 in the form of a car allowance and $13,281 in imputed income related to Mr. Friedman’s personal use of corporate aircraft. In fiscal 2018, represents $12,000 in the form of a car allowance and $17,694 in imputed income related to Mr. Friedman’s personal use of corporate aircraft. In fiscal 2017, represents $12,000 in the form of a car allowance and $23,095 in imputed income related to Mr. Friedman’s personal use of corporate aircraft.
(7)	Represents a discretionary bonus for fiscal 2018 in recognition of Mr. Blignaut’s assistance with the transition of his roles and responsibilities to Mr. Preston, the Company’s current Chief Financial Officer.
(8)	In fiscal 2019, represents $12,000 in the form of a car allowance and $1,686 in imputed income related to Mr. Stanchak’s personal use of corporate aircraft. In fiscal 2017, represents $12,000 in the form of a car allowance and $1,853 in imputed income related to Mr. Stanchak’s personal use of corporate aircraft.

72 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2019, please see section entitled “—Compensation Discussion & Analysis—Annual Base Salary” above.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “—Compensation Discussion & Analysis—Employment Agreements” above.

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2019, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “—Outstanding Equity Awards at Fiscal Year-End” below.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are established each year and the payment and the amount of any bonus depend upon whether our Company achieves those performance goals. The specific amount any participant could receive depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would be awarded if we reach the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

In the “target” column, the amount for each named executive officer reflects the bonus amount that would be awarded if we reach the 100% achievement level of our financial objectives.

In the “maximum” column, the amount for each named executive officer reflects the bonus that would be awarded if we reach the 200% achievement level of our financial objectives.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 73

The following table provides information on the possible payouts under our LIP for fiscal 2019 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2019 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2019 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS: # OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS # OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(2)
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
Jack Preston	—	$72,500	$362,500	$725,000	—	—	—	—
	4/2/2019	—	—	—	—	70,000	$101.25	$4,156,852
Eri Chaya	—	$98,654	$493,269	$986,538	—	—	—	—
	4/2/2019	—	—	—	—	50,000	$101.25	$2,969,180
DeMonty Price	—	$88,654	$443,269	$886,538	—	—	—	—
	4/2/2019	—	—	—	—	40,000	$101.25	$2,375,344
David Stanchak	—	$76,374	$381,868	$763,736	—	—	—	—
	4/2/2019	—	—	—	—	40,000	$101.25	$2,375,344
	7/19/2019	—	—	—	—	25,000	$124.81	$1,716,450
(1)	Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Awards” above.
(2)	For stock option awards, reflects the aggregate grant date fair value of the awards made in fiscal 2019, computed in accordance with FASB ASC 718. See Note 16—Stock-Based Compensation in our audited consolidated financial statements contained in our 2019 Annual Report. Amounts shown do not reflect compensation actually received or that may be realized in the future by the named executive officer. The grant date fair value for stock option awards was approximately $59.38 and $68.66 on April 2, 2019 and July 19, 2019, respectively, the two dates on which the stock option awards were made.

74 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding stock options and stock awards held by the named executive officers as of February 1, 2020, the last day of fiscal 2019.

	STOCK OPTION AWARDS						RESTRICTED SHARE AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS						SHARES OR UNITS THAT HAVE NOT YET VESTED
NAME	EXERCISABLE (#)		UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES (#)		MARKET VALUE ($)(1)
Gary Friedman	2,876,826		—		$46.50	10/31/2022	—		—
	1,000,000		—		$75.43	7/1/2023	—		—
	1,000,000	(2)	—		$50.00	5/1/2027	—		—
Ryno Blignaut	—		—		$—	—	—		—
Jack Preston	40,000		—		$61.30	5/7/2024	—		—
	5,000		1,250	(3)	$87.31	5/5/2025	—		—
	8,000		12,000	(4)	$44.52	4/20/2026	—		—
	—		3,000	(5)	$25.39	6/26/2026	—		—
	—		70,000	(6)	$101.25	4/1/2029	—		—
	—		—		—	—	500	(15)	$104,375
	—		—		—	—	6,000	(16)	$1,252,500
Eri Chaya	68,600		—		$29.00	10/31/2022	—		—
	150,000		—		$61.30	5/7/2024	—		—
	8,000		2,000	(3)	$87.31	5/5/2025	—		—
	50,000		50,000	(7)	$39.42	5/3/2026	—		—
	5,000		45,000	(8)	$109.87	6/5/2028	—		—
	—		50,000	(6)	$101.25	4/1/2029	—		—
	—		—		—	—	1,000	(15)	$208,750
	—		—		—	—	25,000	(17)	$5,218,750
DeMonty Price	60,000		—		$61.30	5/7/2024	—		—
	8,000		2,000	(3)	$87.31	5/5/2025	—		—
	8,000		2,000	(9)	$93.51	10/1/2025	—		—
	20,000		28,000	(4)	$44.52	4/20/2026	—		—
	8,000		22,000	(7)	$39.42	5/3/2026	—		—
	5,000		45,000	(8)	$109.87	6/5/2028	—		—
	—		40,000	(6)	$101.25	4/1/2029	—		—
	—		—		—	—	1,000	(15)	$208,750
	—		—		—	—	1,000	(18)	$208,750
	—		—		—	—	12,000	(16)	$2,505,000
	—		—		—	—	13,000	(17)	$2,713,750
David Stanchak	20,000		5,000	(10)	$91.69	4/22/2025	—
	60,000		15,000	(11)	$90.92	4/27/2025	—		—
	21,000		14,000	(4)	$44.52	4/20/2026	—		—
	12,000		8,000	(5)	$25.39	6/26/2026	—		—
	6,000		14,000	(12)	$45.21	8/28/2027	—		—
	2,500		22,500	(13)	$109.87	6/5/2028	—		—
	—		40,000	(6)	$101.25	4/1/2029	—		—
	—		25,000	(14)	$124.81	7/18/2029	—		—
	—		—		—	—	5,000	(19)	$1,043,750
	—		—		—	—	6,000	(16)	$1,252,500

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 75

(1)	Calculated by multiplying the number of unvested stock awards by $208.75, the fair market value of the Company’s common stock on January 31, 2020, the last trading day of fiscal 2019.
(2)	Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on May 2, 2017. These options are fully vested but the underlying shares are subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. See “—Executive Summary—2017 Stock Option Award to Chairman and Chief Executive Officer” for a detailed explanation of the vesting and other provisions of this option award. As of February 1, 2020, 500,000 of these options were subject to selling restrictions.
(3)	Represents options granted on May 6, 2015. These options were fully vested on May 6, 2020.
(4)	Represents options granted on April 21, 2016. Subject to continuous service, these options vest and become exercisable as to 50% of the options on each remaining anniversary of the grant date, and will be fully vested on April 21, 2021.
(5)	Represents options granted on June 27, 2016. Subject to continuous service, these options vest and become exercisable as to 50% of the options on each remaining anniversary of the grant date, and will be fully vested on June 27, 2021.
(6)	Represents options granted on April 2, 2019. Subject to continuous service, these options vest on each anniversary of the date of grant with 10% options on each of years 1, 2 and 3, 15% of the options on each of years 4 and 5, and 20% of the options on each of years 6 and 7, and will be fully vested on April 2, 2026.
(7)	Represents options granted on May 4, 2016. Subject to continuous service, these options vest and become exercisable as to 50% of the options on each remaining anniversary of the grant date, and will be fully vested on May 4, 2021.
(8)	Represents options granted on June 6, 2018. Subject to continuous service, these options vest on each anniversary of the date of grant with 5,000 options on year 2, 10,000 options on each of years 3 and 4 and 20,000 on year 5, and will be fully vested on June 6, 2023.
(9)	Represents options granted on October 2, 2015. Subject to continuous service, these options will be fully vested on October 2, 2020.
(10)	Represents options granted on April 23, 2015. These options were fully vested on April 22, 2020.
(11)	Represents options granted on April 28, 2015. These options were fully vested on April 22, 2020.
(12)	Represents options granted on August 29, 2017. Subject to continuous service, these options vest on each anniversary of the date of grant with 4,000 options on year 3 and 5,000 options on each of years 4 and 5, and will be fully vested on August 29, 2022.
(13)	Represents options granted on June 6, 2018. Subject to continuous service, these options vest on each anniversary of the date of grant with 2,500 options on year 2, 5,000 options on each of years 3 and 4 and 10,000 on year 5, and will be fully vested on June 6, 2023.
(14)	Represents options granted on July 19, 2019. Subject to continuous service, these options vest and become exercisable as to 20% of the options on each remaining anniversary of the grant date, and will be fully vested on July 19, 2024.
(15)	Represents restricted stock units granted on May 6, 2015. Subject to continuous service, these restricted stock units will be fully vested on June 16, 2020.
(16)	Represents restricted stock units granted on April 21, 2016. Subject to continuous service, these restricted stock units vest as to 50% of the units on each of June 16, 2020 and 2021, and will be fully vested on June 16, 2021.
(17)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these restricted stock units vest as to 50% of the units on each remaining anniversary of the grant date, and will be fully vested on May 4, 2021.
(18)	Represents restricted stock units granted on October 2, 2015. Subject to continuous service, these restricted stock units will be fully vested on September 14, 2020.
(19)	Represents restricted stock units granted on April 23, 2015. These restricted stock units were fully vested on April 22, 2020.

76 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

OPTIONS EXERCISED, UNITS VESTED & STOCK VESTED

The following table shows all stock options that were exercised by the named executive officers in fiscal 2019, as well as restricted stock units or stock awards that vested in fiscal 2019.

	OPTION AWARDS		RESTRICTED STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF RESTRICTED STOCK UNITS VESTED	VALUE OF RESTRICTED STOCK UNITS ON VESTING
Gary Friedman	100,000	$19,043,632	—	$—
Ryno Blignaut	—	$—	—	$—
Jack Preston	10,500	$2,055,756	13,500	$1,503,495
Eri Chaya	27,000	$4,607,472	36,000	$3,983,620
DeMonty Price	38,123	$6,569,381	24,500	$2,780,545
David Stanchak	—	$—	8,000	$850,810

BURN RATE & DILUTION

We calculate our “burn rate” using the total number of equity awards (full value stock awards and stock options) granted under our stock incentive plan during the current fiscal year as a percentage of the total number of common shares outstanding as of the prior fiscal year. Our fiscal 2019 burn rate was 2.6%.

We believe that understanding our use of equity under our stock incentive plan (including our annual burn rate) requires understanding the impact of our recent share repurchase programs on the potential dilution to our shareholders from awards of stock-based incentive compensation, which we call our “overhang.” As a result, we analyze our equity metrics as a percentage of both the total number of common shares outstanding and the total number of pro forma common shares outstanding, which takes into account the effect of our share repurchase programs on our total number of common shares outstanding.

Our pro forma overhang for fiscal 2019 based on the pro forma common shares outstanding was 21.5%.

Our overhang for fiscal 2019 based on the total number of common shares outstanding was 48.7%.

We calculate our overhang as the total number of shares to be issued under outstanding equity awards (including any unexercised and unvested outstanding awards), plus shares available for issuance under our equity plans as a percentage of the total number of common shares outstanding. Our pro forma overhang takes into account the effect of the Company’s share repurchase programs by using the total number of common shares outstanding prior to the Company’s share repurchases (as of fiscal 2016) and includes the actual issuance of common stock via equity instruments through the current fiscal year end period.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 77

		FISCAL 2019 (POST REPURCHASE ACTIVITY)
	FISCAL 2016 (PRE-REPURCHASE ACTIVITY)	ON FISCAL 2019 SHARES OUTSTANDING	ON FISCAL 2016 SHARES OUTSTANDING	ON PRO FORMA FISCAL 2019 SHARES OUTSTANDING
Shares to be Issued under Outstanding Options & RSUs	9,430,461	7,354,720	7,354,720	7,354,720
Shares Available for Issuance	415,642	2,014,841	2,014,841	2,014,841
Shares Outstanding	40,828,633	19,236,681	40,828,633	43,671,788	(1)
Overhang	24.1%	48.7%	22.9%	21.5%
(1)	Pro forma fiscal 2019 shares outstanding is equal to the total shares outstanding as of fiscal 2016 (which is used in order to exclude the Company’s share repurchase activity under the board-approved share repurchase programs during fiscal 2017, fiscal 2018 and fiscal 2019), plus the issuance of (i) 2,678,857 shares during fiscal 2017, fiscal 2018 and fiscal 2019 as a result of the exercise of stock options and vested RSUs, (ii) 167,056 shares during fiscal 2019 related to warrants and (iii) 42 shares related to the early conversion of certain convertible senior notes, minus the repurchase of 2,800 shares from a former associate.

PENSION BENEFITS

None of our named executive officers received any pension benefits during fiscal 2019.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2019.

EMPLOYMENT & OTHER COMPENSATION AGREEMENTS

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

78 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion & Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any associate of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Eri Chaya, DeMonty Price, David Stanchak, Ryno Blignaut and Jack Preston

On March 29, 2018, we entered into compensation protection agreements with each of Ms. Chaya, Mr. Price and Mr. Stanchak. On August 14, 2018, we entered into a compensation protection agreement with Mr. Blignaut. On March 29, 2019, we entered into a compensation protection agreement with Mr. Preston. The compensation committee determined to offer these compensation protection agreements to each of these executive officers in order to provide uniform severance protection terms for each such executive officer. The effect of the compensation protection agreements is to supersede any other compensation severance arrangements previously in place for any such executive officer.

The compensation protection agreements provide each of the foregoing executive officers with severance if the executive’s employment is terminated by us without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement). In the event of such termination and subject to the executive’s execution and nonrevocation of a release of claims and continued compliance with the restrictive covenants described herein, the executive is entitled to: (a) all accrued base salary through the termination date; (b) any earned and unpaid portion of the annual bonus for the year prior to year in which such termination occurs; (c) to the extent bonuses have been paid for the year prior to the year in which the termination takes place (or no such bonus was paid at all), a prorated bonus based on the number of days the executive is employed in the year of termination based on our actual performance and if applicable, on executive’s individual performance at the midpoint of the applicable range; (d) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule following the termination date; and (e) subject to the executive’s timely election under COBRA, payment of a portion of the executive’s COBRA premiums at the same rate that would have been applied had the executive remained employed by us, paid for by us to the same extent that we paid for the executive’s health insurance prior to termination, for 12 months following the termination date (or if earlier, when the executive becomes eligible for similar coverage from another employer). The compensation protection agreements also provide that in the event the executive receives payments that would be subject to an excise tax, the executive would receive a lesser amount which would result in no portion of such payments being subject to the excise tax. Each executive has agreed that during employment with us, the executive will not directly or indirectly work for or engage or invest in any competitor. Each has also agreed that during employment with us and the 12 months following employment, the executive will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us. Each executive will also cooperate with us following termination of employment in the defense of any action brought by a third party against us that relates to the executive’s employment with us.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 79

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Gary Friedman

The information below describes and quantifies certain compensation that would have been paid to Chief Executive Officer in the event of his termination of employment or a change in control, assuming such event was effective at February 1, 2020, the last day of our 2019 fiscal year, and based on fiscal 2019 compensation.

BENEFITS AND PAYMENTS	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
Severance pursuant to employment agreement(1)	$20,000,000
Bonus(2)	$2,734,375
Intrinsic value of equity(3)	$79,375,000
Health coverage total benefits(4)	$38,638
Total	$102,148,013
(1)	Payable over 24 months.
(2)	Corresponds to Mr. Friedman’s annual bonus amount for fiscal 2019.
(3)	Performance-based option awards where the shares underlying the option are subject to selling restrictions shall continue to have such selling restrictions lapse according to the performance terms for a period of one or two years following such termination, as applicable. In the event Mr. Friedman is terminated on February 1, 2019, the selling restrictions applicable to his 2017 stock option awards would lapse in full (assuming, in the case of the 2017 stock option award, that the stock price performance targets set forth in the 2017 award are met within the one year time period following such termination). The value shown includes the value of such options held by Mr. Friedman that he would receive if the stock price hurdles are achieved on such termination date. This value is based on the excess of $208.75, the closing price of our common stock on January 31, 2020, the last trading day of fiscal 2019, over the exercise price of such options, multiplied by the number of shares that could be exercisable assuming that the selling restrictions lapsed on such termination date.
(4)	Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable COBRA premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

Jack Preston, Eri Chaya, DeMonty Price and David Stanchak

The information below describes and quantifies certain compensation that would have been paid to Mr. Preston, Ms. Chaya, Mr. Price and Mr. Stanchak under the compensation protection agreements in the event of his or her termination of employment or a change in control, assuming such event was effective at February 1, 2020, the last day of our 2019 fiscal year, and based on fiscal 2019 compensation.

	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
BENEFITS AND PAYMENTS	JACK PRESTON	ERI CHAYA	DEMONTY PRICE	DAVID STANCHAK
Salary continuation(1)	$725,000	$1,000,000	$900,000	$800,000
Bonus(2)	$634,375	$863,221	$775,721	$668,269
Health coverage total benefits(3)	$14,364	$19,319	$14,186	$22,833
Total	$1,373,739	$1,882,540	$1,689,907	$1,491,102
(1)	This amount reflects salary continuation at each such executive officer’s current salary rate paid over twelve months.
(2)	Corresponds to each such executive officer’s annual bonus amount for fiscal 2019 that such executive officer would be entitled to receive if still employed on the date in 2019 that bonuses are actually paid.
(3)	Continuation of medical benefits for twelve months following the termination date, subject to the payment of applicable COBRA premiums by such executive officer at the same rate that would have been applied had he or she remained an executive officer of the Company, paid for by us to the same extent that we paid for his or her health insurance prior to termination.

80 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

Ryno Blignaut

Mr. Blignaut left the Company in March 2019. No severance compensation was paid to Mr. Blignaut in connection with his resignation. Mr. Blignaut was paid a discretionary bonus in the amount of $171,000 for fiscal 2018 in recognition of his assistance with the transition of his roles and responsibilities to Mr. Preston, the Company’s current Chief Financial Officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 1, 2020:

	EQUITY COMPENSATION PLAN INFORMATION
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE(1)
Equity compensation plans approved by security holders	7,134,735		$58.34	1,630,107	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	7,134,735	(2)	$58.34	1,630,107	(3)
(1)	Excludes securities reflected in column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	Calculated without taking into account 219,985 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	Excludes 384,734 shares available for issuance as of February 3, 2020 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 81

CERTAIN RELATIONSHIPS & RELATED PARTY TRANSACTIONS

TIME SHARING AGREEMENT FOR CORPORATE AIRCRAFT

On March 27, 2015, Restoration Hardware, Inc., a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Gary Friedman, its Chief Executive Officer. The Time Sharing Agreement governs use of any of the Company’s aircraft (“Corporate Aircraft”) by Mr. Friedman for personal trips and provides that Mr. Friedman will lease such Corporate Aircraft and pay Restoration Hardware, Inc. an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under Federal Aviation Administration rules. Mr. Friedman maintains a deposit with the Company to be used towards payment of amounts due under the Time Sharing Agreement. On March 29, 2016, the parties entered into an Amended and Restated Time Sharing Agreement on substantially the same terms and conditions as the prior agreement.

DIRECTOR & OFFICER INDEMNIFICATION & LIMITATION OF LIABILITY

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty. We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

OUR POLICY REGARDING RELATED PARTY TRANSACTIONS

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any shareholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Leadership shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;
2.	The name of the related party and the basis on which such person or entity is a related party;
3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

82 | 2020 PROXY STATEMENT	EXECUTIVE COMPENSATION

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;
5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;
6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and
7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the 2019 fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of RH:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

EXECUTIVE COMPENSATION	2020 PROXY STATEMENT | 83

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, as the Class II directors, have been nominated and are standing for election at the Annual Meeting.

Unless proxy cards are otherwise marked or a broker non-vote occurs, the persons named as proxies will vote all proxies FOR the election of each nominee named in this proxy statement. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors.

Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

NOMINEES FOR DIRECTOR

Our board of directors has nominated the nominees listed below to serve as Class II directors for the term beginning at the Annual Meeting and ending at our 2023 annual meeting.

There are no familial or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of May 26, 2020, and other information about each nominee are shown below.

NOMINEE	AGE	DIRECTOR SINCE
Hilary Krane	56	2016
Katie Mitic	50	2013
Ali Rowghani	47	2015

PROPOSALS	2020 PROXY STATEMENT | 85

HILARY KRANE

Age: 56 Director since 2016 Board Committees: Audit

Hilary Krane has served on our board of directors since her appointment in June 2016. Ms. Krane is currently Executive Vice President, Chief Administrative Officer and General Counsel for NIKE, Inc. and has served in executive roles since 2010. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane has been a director at the Federal Reserve Bank of San Francisco, Portland Branch since January 2018. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago.

Qualifications: Ms. Krane was selected to our board of directors because of her experience contributing to the growth and development of innovative and iconic global brands.

KATIE MITIC

Age: 50 Director since 2013 Board Committees: Audit

Katie Mitic has served on our board of directors since October 2013. Ms. Mitic is currently Co-Chief Executive Officer and Co-founder of SomethingElse, Inc., a direct-to-consumer beverage company. From 2012 to 2017, Ms. Mitic was the Chief Executive Officer and Co-founder of Sitch, Inc., a startup building innovative mobile consumer products. From 2010 to 2012, Ms. Mitic served as Director of Platform & Mobile Marketing at Facebook, Inc., where she was responsible for developing and growing global developer and partner products. Prior to joining Facebook, Ms. Mitic served as Senior Vice President, Product Marketing at Palm, Inc., expanding the company product lines and international footprint through its acquisition by Hewlett-Packard in 2010.

Prior to Palm, Ms. Mitic spent fifteen years in leadership positions at various consumer technology companies. These experiences include NetDynamics (acquired by Sun Microsystems), where she launched the industry’s first application server, Four11, where she built the industry-leading email service RocketMail (now Yahoo! Mail) and at Yahoo!, where she served as Vice President and General Manager.

She currently serves on the board of directors, compensation committee and nominating and governance committee of eBay, Inc. She also serves on the board of directors of Headspace Inc., a health and wellness technology company, and the non-profit organization LeanIn.Org. Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

Qualifications:  Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

86 | 2020 PROXY STATEMENT	PROPOSALS

ALI ROWGHANI

Age: 47 Director since 2015 Board Committees: Nominating and Corporate Governance

Ali Rowghani was appointed to our board of directors on January 22, 2015. Mr. Rowghani is currently the Chief Executive Officer of the YCombinator Continuity Fund, which invests in growth-stage startups. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Qualifications:  Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board with valuable operational and financial expertise.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE THREE NOMINATED DIRECTORS.

PROPOSALS	2020 PROXY STATEMENT | 87

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as a “say-on-pay” vote).

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

COMPENSATION PROGRAM & PHILOSOPHY

We are asking our shareholders to approve the say-on-pay proposal as we believe that our compensation programs create the proper incentives for our executive officers. As described in greater detail under “Executive Compensation—Compensation Discussion & Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance-based annual cash incentive and long-term equity incentive compensation.

In addition, since the date of our last annual meeting, we have engaged in shareholder outreach to solicit input on a variety of matters including our compensation of executive officers from our institutional shareholders as described under “Executive Compensation—Compensation Discussion & Analysis—Shareholder Engagement.” Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional shareholders. In addition, in response to the request of our institutional holders, we have granted equity incentive awards that incorporate performance metrics as an element of such awards and have provided disclosure regarding such equity incentive awards in this proxy statement to provide transparency regarding our intentions in the terms, incentive structure and tenor of award grants. We believe that this approach, taken together with the basis on which we determine compensation of our executive officers, as described under “Executive Compensation—Compensation Discussion & Analysis,” is consistent with the feedback we have received from our institutional shareholders.

Our compensation committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve its goals. The board and the compensation committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We intend to present this advisory vote on named executive compensation to our shareholders on an annual basis.

88 | 2020 PROXY STATEMENT	PROPOSALS

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, this Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSALS	2020 PROXY STATEMENT | 89

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, this year, in accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are also offering shareholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting) (i.e., a “say-on-frequency” vote). Under this proposal, our shareholders may cast a non-binding advisory vote on whether they would prefer that we conduct a say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program. An annual advisory vote is also consistent with our compensation committee’s practice of conducting an in-depth review of our executive compensation philosophy and practices each year, as well as our practice of engaging with our shareholders and obtaining their input on significant corporate governance matters through our annual shareholder outreach campaign.

In voting on this proposal, you will be able to indicate your preference regarding the frequency of future say-on-pay votes by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future say-on-pay votes, you should abstain from voting on the proposal. Shareholders are not voting to approve or disapprove the recommendation of our board of directors. This vote is advisory, which means that the vote on the frequency of our say-on-pay vote is not binding on the Company, our board of directors or the compensation committee of the board of directors. It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2026 annual meeting of shareholders.

REQUIRED VOTE FOR THIS PROPOSAL

A plurality of the votes cast, whether in person or by proxy, will determine, on an advisory basis, the shareholders’ preferred frequency for holding an advisory vote on executive compensation under this Proposal 3. This means that the alternative for holding an advisory vote every year, every two years, or every three years receiving the greatest number of votes will be the preferred frequency of the shareholders. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the advisory vote is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

90 | 2020 PROXY STATEMENT	PROPOSALS

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2020. The audit committee has decided to submit its selection of independent audit firm to shareholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve Proposal 4. Proposal 4 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4 because the ratification of appointment of auditors is based on the votes actually cast.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

PROPOSALS	2020 PROXY STATEMENT | 91

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2019 and fiscal 2018. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence with respect to the Company.

The aggregate fees billed for fiscal 2019 and fiscal 2018 for each of the following categories of services are as follows:

FEES BILLED TO THE COMPANY	FISCAL 2019	FISCAL 2018
Audit fees(1)	$2,255,080	$2,384,161
Audit related fees(2)	468,727	633,341
Tax fees(3)	494,328	460,910
Total	$3,218,135	$3,478,412
(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, and audit procedures related to leadership’s implementation of new accounting systems.
(2)	Includes fees that are for assurance and related services other than those included in audit fees above. In fiscal 2018, these services were primarily related to lease accounting consulting, debt offering and accounting services. In fiscal 2019, these services were primarily related to debt offering and SEC comment letter services.
(3)	Includes fees for tax compliance and advice.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and leadership are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

92 | 2020 PROXY STATEMENT	PROPOSALS

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended February 1, 2020 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).
2. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.
3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.
4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended February 1, 2020.

Mark Demilio, Chairman

Hilary Krane

Katie Mitic

PROPOSALS	2020 PROXY STATEMENT | 93

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for shareholder nominations to our board of directors or other proposals to be considered at an annual meeting, the shareholder must give timely notice thereof in writing to the Corporate Secretary at RH, 15 Koch Road, Corte Madera, CA 94925.

To be timely for the 2021 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 1, 2021 and March 3, 2021. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2017.

Requirements for Shareholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2021 annual meeting must be received by us not later than February 1, 2021 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

“HOUSEHOLDING”—SHAREHOLDERS SHARING
THE SAME LAST NAME & ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are shareholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Legal department at RH, 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any shareholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Legal department at the address or telephone number listed above.

94 | 2020 PROXY STATEMENT	PROPOSALS

ADJOURNMENT OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

We currently know of no other matters to be voted on at the 2020 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

AVAILABILITY OF ANNUAL REPORT & FORM 10-K

Accompanying this proxy statement is our Annual Report to Shareholders for the fiscal year ended February 1, 2020, which includes the Annual Report on Form 10-K filed with the SEC on March 30, 2020. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

We make available on our website at ir.rh.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any shareholder without charge, upon written request of that shareholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2019, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

RH

15 Koch Road, Legal Department

Corte Madera, CA 94925

Attn: Corporate Secretary

PROPOSALS	2020 PROXY STATEMENT | 95

ANNEX A

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
GAAP net income	$220,375	$135,731
Adjustments (pre-tax):
Net revenues:
Recall accrual[a]	(391)	4,733
Cost of goods sold:
Asset impairments[b]	4,909	3,807
Recall accrual[a]	(3,372)	(4,139)
Distribution center closures[c]	—	1,478
Impact of inventory step-up[d]	—	380
Selling, general and administrative expenses:
Asset impairments and lease losses[b]	16,990	3,411
Reorganization related costs[e]	1,075	9,977
Legal settlement[f]	(1,193)	(5,289)
Asset held for sale loss (gain)[g]	(1,529)	8,497
Recall accrual[a]	(225)	1,025
Distribution center closures[c]	—	1,568
Other expenses:
Amortization of debt discount[h]	42,545	39,216
Loss on extinguishment of debt—net[i]	6,472	917
Goodwill and tradename impairment[j]	—	32,086
Subtotal adjusted items	65,281	97,667
Impact of income tax items[k]	(9,359)	(29,080)
Adjusted net income[l]	$276,297	$204,318
[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]	The adjustments to cost of goods sold for the years ended February 1, 2020 and February 2, 2019 represent acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expenses for the year ended February 1, 2020 includes (i) asset impairments of $9.1 million, (ii) an RH Contemporary Art lease impairment of $4.6 million, (iii) other lease impairments of $1.5 million due to early exit of leased facilities, (iv) acceleration of depreciation expense of $1.3 million due to a change in the estimated useful lives of certain assets and (v) a $0.5 million charge related to the termination of a service agreement. The adjustment to selling, general and administrative expenses for the year ended February 2, 2019 represents an RH Contemporary Art lease impairment.

ANNEX A	2020 PROXY STATEMENT | 97

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]	Represents severance costs and related taxes associated with reorganizations.
[f]	Represents legal settlements, net of related legal expenses.
[g]	The adjustment in the year ended February 1, 2020 represents a gain on real estate related to asset previously classified as held for sale and other land sales. The adjustments for the year ended February 2, 2019 represent the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[h]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and for the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $3.7 million and $2.7 million during the year ended February 1, 2020 and February 2, 2019, respectively. The 2019 Notes matured on June 15, 2019 and did not impact amortization of debt discount post-maturity.
[i]	The adjustment in the year ended February 1, 2020 represents the loss on extinguishment of debt related to a second lien term loan which was repaid in full in September 2019 and the acceleration of debt issuance costs related to early repayment of the FILO term loan, partially offset by the gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019. The adjustment in the year ended February 2, 2019 represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.
[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]	The adjustment in the year ended February 1, 2020 is based on an adjusted tax rate of 17.4%, which is calculated using a 21% normalized tax rate for the first and second quarters of the year ended February 1, 2020 and the effective tax rates of 13.7% and 14.9% for the third and fourth quarters of the year ended February 1, 2020, respectively. The year ended February 2, 2019 assumes a normalized tax rate of 21%.
[l]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

98 | 2020 PROXY STATEMENT	ANNEX A

RECONCILIATION OF DILUTED NET INCOME PER SHARE
TO ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Diluted net income per share	$9.07	$5.12
Pro forma diluted net income per share[a]	$9.30	$5.18
EPS impact of adjustments (pre-tax)[b]:
Amortization of debt discount	1.80	1.50
Asset impairments and lease losses	0.92	0.27
Loss on extinguishment of debt—net	0.27	0.04
Reorganization related costs	0.05	0.38
Recall accrual	(0.17)	0.06
Asset held for sale loss (gain)	(0.07)	0.32
Legal settlements	(0.05)	(0.20)
Goodwill and tradename impairment	—	1.23
Distribution center closures	—	0.12
Impact of inventory step-up	—	0.01
Subtotal adjusted items	2.75	3.73
Impact of income tax items[b]	(0.39)	(1.11)
Adjusted diluted net income per share[c]	$11.66	$7.80
[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the year ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,697,440, which excludes dilution related to the 2019 Notes and 2020 Notes of 601,594 shares. Pro forma diluted net income per share for the year ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

ANNEX A	2020 PROXY STATEMENT | 99

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net revenues	$2,647,437	$2,505,653
Recall accrual[a]	(391)	4,733
Adjusted net revenues[b]	$2,647,046	$2,510,386
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted net revenues provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

100 | 2020 PROXY STATEMENT	ANNEX A

RECONCILIATION OF NET INCOME TO
OPERATING INCOME & ADJUSTED OPERATING INCOME

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net income	$220,375	$135,731
Interest expense—net	87,177	67,769
Goodwill and tradename impairment	—	32,086
Loss on extinguishment of debt—net	6,472	917
Income tax expense	48,807	25,233
Operating income	362,831	261,736
Asset impairments and lease losses[a]	21,899	7,218
Reorganization related costs[a]	1,075	9,977
Recall accrual[a]	(3,988)	1,619
Asset held for sale loss (gain)[a]	(1,529)	8,497
Legal settlements[a]	(1,193)	(5,289)
Distribution center closures[a]	—	3,046
Impact of inventory step-up[a]	—	380
Adjusted operating income[b]	$379,095	$287,184
Net revenues	$2,647,437	$2,505,653
Adjusted net revenues[c]	$2,647,046	$2,510,386
Operating margin[c]	13.7%	10.4%
Adjusted operating margin[c]	14.3%	11.4%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues” and the related footnotes for a definition and reconciliation of adjusted net revenues.

ANNEX A	2020 PROXY STATEMENT | 101

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	YEAR ENDED
	FEBRUARY 1, 2020	FEBRUARY 2, 2019
Net cash provided by operating activities	$339,188	$249,603
Accretion of debt discount upon settlement of debt	70,482	—
Proceeds from sale of assets	24,078	—
Capital expenditures	(93,623)	(79,992)
Principal payments under finance leases	(9,682)	(6,885)
Free cash flow[a]	$330,443	$162,726
[a]

Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of assets, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

102 | 2020 PROXY STATEMENT	ANNEX A

INTENTIONALLY LEFT BLANK

ANNEX A	2020 PROXY STATEMENT | 103

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: our future growth plans and strategies, including RH Guesthouses, creating bespoke hospitality experiences and RH3, building world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, conceptualizing and selling spaces by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences, transforming our website into The World of RH, expanding globally, and building a business model that generates industry leading profitability and return on invested capital; our belief that opening new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion dollar global brand; our plans regarding managing the business; our strategies, goals and objectives and expectation regarding the benefits and achievement of such strategies, goals and objectives; the impact to our business of the COVID-19 pandemic; our expectation that operating margins will expand in 2020 despite the current setbacks from COVID-19, and our path to 20% operating margin over the next few years; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

ATTN: CORPORATE SECRETARY 15 KOCH ROAD, LEGAL DEPARTMENT CORTE MADERA, CA 94925

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D18338-P38256	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RH			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the following:			All	All	Except	nominee(s), mark "For All Except" and write the
number(s) of the nominee(s) on the line below.

1.	Election of Directors		◻	◻	◻

Nominees:

01) Hilary Krane
02) Katie Mitic
03) Ali Rowghani

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory vote to approve named executive officer		◻	◻	◻	NOTE: Such other business as may properly come before
	compensation.					the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

Due to concerns relating to the public health impact of the
coronavirus outbreak (COVID-19) and related travel, the
2020 Annual Meeting may be held by means of remote
communication (i.e., a virtual-only meeting). If this is
determined, we will announce the decision in advance, and will provide details on how to participate at ir.rh.com. As always, we encourage you to vote prior to the Annual Meeting regardless of whether you intend to attend in person.

3.	Advisory vote on frequency of advisory vote	◻	◻	◻	◻
on executive compensation.

The Board of Directors recommends you vote FOR			For	Against	Abstain
the following proposal:

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.		◻	◻	◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D18339-P38256

Annual Meeting of Shareholders
July 22, 2020 10:30 AM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) appoint(s) Gary Friedman and Jack Preston with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of RH (the "Company") that are held of record by the undersigned as of May 26, 2020, which the undersigned is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 15 Koch Road, Corte Madera, CA 94925, on July 22, 2020, at 10:30 AM (Pacific Time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side